              --------------------------------------------------


                           ASSET PURCHASE AGREEMENT


                                 BY AND AMONG


                            PF ACQUISITION CORP.,


                          ZEBRA CAPITAL CORPORATION,


                            PAPEL/FREELANCE, INC.

                                     AND

                        RUSS BERRIE AND COMPANY, INC.


                           DATED DECEMBER 15, 1995



               ------------------------------------------------

                               TABLE OF CONTENTS

                                                                                                                       PAGE
                                                                                                                       ----
ARTICLE I.       TRANSFER OF ASSETS AND LIABILITIES

Section 1.01     Assets to Be Purchased . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          2
Section 1.02     Consideration  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          7
Section 1.03     Assumption of Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          8
Section 1.04     Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         11
Section 1.05     Deliveries by Seller
                   and Russ . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         11
Section 1.06     Deliveries by Buyer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         12
Section 1.07     Purchase Price Adjustments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         14
Section 1.08     Express Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         23


ARTICLE II.      RELATED MATTERS

Section 2.01     Change and Assignment of
                   Seller's Name  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         24
Section 2.02     Escrow Agreement   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         25
Section 2.03     Consulting and Transition Services
                   Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         26
Section 2.04     License Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         26
Section 2.05     Guaranty Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         27
Section 2.06     Books and Records of Seller  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         27
Section 2.07     Confidentiality by Russ and Seller;
                   Personalized Mug Program   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         28
Section 2.08     Confidentiality by Buyer and Zebra . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         32


ARTICLE III.     REPRESENTATION AND WARRANTIES OF SELLER

Section 3.01     Organization; Authorization and
                   Valid and Binding Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         35
Section 3.02     Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         38
Section 3.03     No Violation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         38
Section 3.04     Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         40
Section 3.05     No Undisclosed Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         42
Section 3.06     Absence of Certain Changes
                   or Events  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         43
Section 3.07     Certain Tax Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         48
Section 3.08     Title to Properties; Encumbrances  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         49
Section 3.09     Fixed and Other Tangible Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         50
Section 3.10     Inventory  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         51
Section 3.11     Leases   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         51

                               TABLE OF CONTENTS
                                  (continued)

                                                                                                                      PAGE
                                                                                                                      ----
Section 3.12     Accounts Receivable  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         52
Section 3.13     Proprietary Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         52
Section 3.14     Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         54
Section 3.15     Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         55
Section 3.16     Employee Benefit Plans; ERISA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         55
Section 3.17     Schedules  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         58
Section 3.18     Contracts and Commitments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         58
Section 3.19     Customers and Suppliers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         60
Section 3.20     Personnel  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         61
Section 3.21     Labor Relations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         61
Section 3.22     Environmental Protection . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         63
Section 3.23     No Breach  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         66
Section 3.24     Compliance with Applicable Law   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         66
Section 3.25     Adequacy of Assets   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         68
Section 3.26     Consents   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         68
Section 3.27     Accounts Payable   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         69
Section 3.28     Disclosure   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         69


ARTICLE IV.      REPRESENTATIONS AND WARRANTIES OF BUYER
                   AND ZEBRA

Section 4.01     Organization   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         70
Section 4.02     Authorization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         70
Section 4.03     Valid and Binding Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         70
Section 4.04     No Violation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         71
Section 4.05     H-S-R Filing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         72
Section 4.06     WARN Applicability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         73


ARTICLE V.       OTHER OBLIGATIONS OF THE PARTIES

Section 5.01     Conduct of Business Pending
                   the Closing    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         73
Section 5.02     Other Obligations of Seller Pending
                   the Closing    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         78
                   a. Access    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         78
                   b. Other Transactions    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         79
                   c. Insurance   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         79
                   d. Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         79
                   e. Motor Vehicles  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         80
                   f. Supplemental Disclosure   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         80

                               TABLE OF CONTENTS
                                  (continued)

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                                                                                                                      ----
Section 5.03     Post-Closing Deliveries by Seller  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         82
Section 5.04     Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         83
Section 5.05     Public Announcements   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         84
Section 5.06     Employee Matters   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         84
Section 5.07     Other Action   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         87
Section 5.08     Obligations of Buyer and Zebra
                   Pending the Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         88


ARTICLE VI.      CONDITIONS TO OBLIGATIONS OF BUYER

Section 6.01     Representations and Warranties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         89
Section 6.02     Performance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         89
Section 6.03     Officer's Certificates   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         89
Section 6.04     Escrow Agreement   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         89
Section 6.05     Consulting and Transition Services
                   Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         90
Section 6.06     Occupancy Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         90
Section 6.07     License Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         90
Section 6.08     Guaranty Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         90
Section 6.09     Opinion of Counsel to Seller   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         90
Section 6.10     Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         90
Section 6.11     Consents   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         90
Section 6.12     No Injunction  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         91
Section 6.13     No Government Proceeding or
                   Litigation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         91
Section 6.14     No Material Adverse Change   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         91
Section 6.15     Financing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         91


ARTICLE VII.     CONDITIONS TO OBLIGATIONS OF SELLER

Section 7.01     Representations and Warranties   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         92
Section 7.02     Performance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         92
Section 7.03     Officer's Certificate  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         92
Section 7.04     Assumption Agreement   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         93
Section 7.05     Escrow Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         93
Section 7.06     Consulting and Transition Services . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         93
                   Agreement    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         93
Section 7.07     Occupancy Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         93
Section 7.08     License Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         93
Section 7.09     Opinion of Counsel of Buyer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         93

                               TABLE OF CONTENTS
                                  (continued)

                                                                                                                      PAGE
                                                                                                                      ----
Section 7.10     No Injunction  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         94
Section 7.11     Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         94
Section 7.12     Security for Purchase Price Adjustment . . . . . . . . . . . . . . . . . . . . . . . . . . . .         94



ARTICLE VIII.    SURVIVAL OF REPRESENTATIONS;
                 INDEMNIFICATION

Section 8.01     Survival of Representations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         94
Section 8.02     Statements as Representations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         95
Section 8.03     Agreement of Seller to Indemnify   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         95
Section 8.04     Agreement of Buyer to Indemnify  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         98
Section 8.05     Conditions of Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         99
Section 8.06     Remedies Cumulative  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        101
Section 8.07     Tax Benefits; Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        101


ARTICLE IX.      TERMINATION; AMENDMENT AND WAIVER

Section 9.01     Termination of Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        102
Section 9.02     Effect of Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        102
Section 9.03     Amendment, Extension and Waiver  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        104


ARTICLE X.       MISCELLANEOUS

Section 10.01    No Finders   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        104
Section 10.02    Expenses; Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        104
Section 10.03    Further Assurances   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        105
Section 10.04    Parties in Interest  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        105
Section 10.05    Entire Agreement   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        106
Section 10.06    Headings   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        106
Section 10.07    Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        106
Section 10.08    Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        108
Section 10.09    Counterparts   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        108
Section 10.10    Bulk Transfer Laws   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        108
Section 10.11    Consent to Jurisdiction  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        108

                               TABLE OF CONTENTS
                                  (continued)




EXHIBIT A   - Form of Bill of Sale
EXHIBIT B   - Form of Assignment and Assumption
                Agreement
EXHIBIT C   - [Intentionally Omitted]
EXHIBIT D   - Form of Escrow Agreement
EXHIBIT E   - Form of Consulting and Transition
                Services Agreement
EXHIBIT F   - Form of License Agreement
EXHIBIT G   - Form of Guaranty Agreement
EXHIBIT H   - Form of Opinion of Counsel to Seller
EXHIBIT I   - Form of Opinion of Counsel to Buyer

                            ASSET PURCHASE AGREEMENT

     ASSET PURCHASE AGREEMENT, dated December 15, 1995 (the "Agreement"), by and among PF ACQUISITION CORP., a New Jersey corporation ("Buyer"), ZEBRA CAPITAL CORPORATION, a Delaware corporation ("Zebra"), but solely for purposes of Sections 1.02, 1.07, 2.04 and 2.08, Article IV, Sections 5.08 and 9.02 and
Article X hereof and as guarantor of Buyer's obligation to close and to pay the Purchase Price (as hereinafter defined) and the other payments required of Buyer under this Agreement, PAPEL/FREELANCE, INC., a Pennsylvania corporation ("Seller"), and RUSS BERRIE AND COMPANY, INC., a New Jersey corporation and the sole shareholder of Seller ("Russ"), but solely for purposes of Sections 1.05, 2.02, 2.03, 2.04, 2.05, 2.07 and 5.05 and Article X hereof.

     WHEREAS, pursuant to the terms and conditions of this Agreement, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, substantially all of the property and assets, tangible and intangible, owned by Seller, excluding certain assets more particularly described herein;

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows:

I.   TRANSFER OF ASSETS AND LIABILITIES

     1.01  Assets to Be Purchased.

          (a) Subject to the terms and conditions of this Agreement, at the Closing provided for in Section 1.04 hereof (the "Closing"), Seller will sell, convey, assign, transfer and deliver to Buyer all of Seller's rights, title and interest in and to all the properties, contracts and other assets (of every kind, nature, character and description, whether real, personal or mixed, whether tangible or intangible, whether known or unknown, whether accrued, contingent or otherwise, wherever situated and whether or not reflected on the books and records of Seller), goodwill and business as a going concern of Seller, other than the Excluded Assets (as defined in subsection (c) below) (the "Assets"). Subject to the provisions of subsection (c) below, the Assets shall include, without limitation, all of Seller's right, title and interest in and to the following items, if any: (i) inventories (including operating supplies, raw materials, work-in-progress, finished goods, samples, consigned goods, inventories in transit to Seller's facilities or in vendor locations and other inventories) ("Inventories") and other current assets (other than cash or cash equivalents), including, without limitation, accounts receivable (other than intercompany accounts); property, plant and equipment, including improvements (other than
(i) leasehold improvements listed on Schedule 1.01(c)(vi) hereto that are permanent fixtures at any of Seller's facilities, (ii) leasehold improvements as defined in the master leases covering the real property at which Seller's offices are located in Cranbury and Dayton, New Jersey, and (iii) all related construction-in-progress (collectively, "Leasehold Improvements")), machinery, tools, equipment, furniture and construction in progress relating to such assets (other than construction in progress relating to Leasehold Improvements); and motor vehicles (including, without limitation, the motor vehicles currently used by Harry Drum and Russ Rossi), in all cases whether situated at Seller's principal office in Cranbury, New Jersey, its Design/Product Development facility at Dayton, New Jersey, its former California facility, if any, in Asia or at Bright of America, Inc. (it being understood that Buyer shall have the right, at its sole expense, at any time following the Closing, upon reasonable notice, to transfer any of its Inventories or other current assets located at Bright of America, Inc. to any other location(s) that Buyer in its sole discretion may determine (and Seller and Russ shall cooperate fully with Buyer to provide Buyer with access to Bright of America, Inc. if

Buyer should exercise such right); provided, however, that if Bright of America, Inc. and Buyer have not entered into a manufacturing arrangement within 90 days following the Closing Date, Buyer shall, within a reasonable time thereafter (not to exceed 60 days), remove all of its equipment and inventory then located at Bright of America, Inc.); as such Inventories and other current assets, property, plant and equipment and motor vehicles are reflected on the books and records of Seller as of the date hereof, together with any additions and dispositions (as contemplated hereunder) thereto since such date; (ii) contract rights, including, without limitation, contracts and agreements with customers, suppliers and employees as well as all other contracts, licenses, agreements and leases of real and personal property (including, without limitation, that certain Agreement, dated October 16, 1992, between Seller and Mr. Stanley Papel); (iii) the names "Papel", "Freelance" and "Weaver Werks" and any and all trademarks, tradenames, patents, copyrights, know-how, inventions, processes, formulae, proprietary technical information, licenses, customer lists, trade secrets and other intellectual and industrial property rights relating to Seller's business; (iv) rights to refunds, deposits, prepayments and prepaid expenses (except as specifically provided herein); (v) all records pertaining to customers, suppliers or personnel and all books, ledgers, files and business records of every kind used in the conduct of Seller's business, including without limitation, all records of account, production records, supplier lists and customer lists (but excluding the records identified in subsection (c) below); (vi) all advertising materials, advertising and selling records, and all other documents relating thereto owned by Seller; (vii) to the extent transferable, all governmental and other licenses, permits, orders, franchises, approvals and certificates; and (viii) all goodwill as a going concern and all other intangible properties.

          (b) Such sale, conveyance, assignment, transfer and delivery will be effected by delivery by Seller to Buyer of (i) a duly executed bill of sale (the "Bill of Sale") in the form attached hereto as Exhibit A, (ii) other appropriate instruments of assignment and assumption (collectively, the "Instruments of Assignment and Assumption"), and (iii) such other good and sufficient instruments of conveyance, transfer and assignment as shall be necessary to convey to Buyer all of Seller's right, title and interest in and to the Assets (collectively, the "Other Instruments"), free and clear of all Liens (as defined in Section 3.08 hereof) except Permitted Liens (as defined in
Section 3.08
hereof) and liabilities and obligations of Seller expressly assumed by Buyer pursuant to Section 1.03 hereof.

           (c) Anything contained in Section 1.01(a) hereof to the contrary notwithstanding, there are expressly excluded from the Assets to be sold, conveyed, assigned and transferred to Buyer the following assets (collectively, the "Excluded Assets"):

           (i) The consideration delivered by Buyer to Seller pursuant to this Agreement;

          (ii) All cash and cash equivalents (including bank accounts) as of the Closing Date;

         (iii) Minute books and stock books of Seller and financial, tax and accounting records relating to periods ending prior to the Closing Date (other than those records relating to open orders from customers and/or suppliers), of which records Buyer shall be given copies or, to the extent such records are incapable of being copied or such copying would be unduly burdensome for Seller, access thereto on reasonable notice;

          (iv) All of the assets of Papel/Freelance (UK) Ltd. and its associated European operations (including, without limitation, Papel/Freelance (Benelux) B.V.);

           (v) All of the assets of Amram's Distributing Ltd., d/b/a Papel/Freelance Canada;

          (vi) All Leasehold Improvements (it being understood that Seller's warehouse racking located in Cranbury, New Jersey is not included as part of such Leasehold Improvements);

         (vii) All accounts receivable listed on Schedule 1.01(c)(vii) hereto that have been written off by Seller as uncollectible and are not included in the Unaudited October 31st Balance Sheet (as defined in Section 3.04 hereof) as an asset of Seller (it being understood that Buyer shall act as collection agent for Seller with respect to such accounts receivable, shall use reasonable efforts to collect such accounts receivable and shall promptly remit to Seller any amounts collected with respect to such accounts receivable).

        (viii) All tax credits/refunds of Seller and/or claims therefor which may be subsequently allowed or paid which relate to periods ending prior to the Closing Date;

          (ix) All of the outstanding capital stock of Enchanto Company and J. LeShar and Associates;

           (x) All racking and conveyor systems located at Seller's former California facility;

          (xi) All intercompany receivables; and

         (xii) All prepaid insurance.

     The parties hereby acknowledge and agree that the Assets do not include any assets owned by Russ or any affiliates of Russ which are separate entities from Seller notwithstanding any similarity to the name of Seller, i.e., Papel/Freelance (UK) Ltd., Papel/Freelance (Benelux) B.V. and Amram's Distributing, Ltd. d/b/a Papel/Freelance Canada. The foregoing notwithstanding, upon the liquidation of any of these entities, Buyer shall be assigned all rights to the name of such liquidated entity (other than any rights to the name "Amram's Distributing, Ltd.")

     1.02  Consideration.

          (a) Subject to the terms and conditions of this Agreement, in reliance on Seller's representations, warranties and agreements contained herein, and in consideration of the aforesaid sale, conveyance, assignment, transfer and delivery of the Assets, Buyer will deliver or cause to be delivered, at the Closing, to Seller by wire transfer of immediately available funds to such bank account or bank accounts as shall be designated by Seller in writing prior to the Closing Date an amount in cash equal to $20,000,000 (the "Purchase Price").

          (b) In consideration of the services to be provided by Russ to Buyer under the Consulting and Transition Services Agreement (as defined in Section
2.03 hereof), Buyer will deliver or cause to be delivered, at the Closing, an amount in cash equal to $2,000,000 by wire transfer of immediately available funds or, at Buyer's option, a $2,000,000 irrevocable letter of credit from a financial institution and in form reasonably acceptable to Seller to the Escrow Agent (as defined in Section 2.02 hereof) to be held in escrow in accordance with the terms of the Escrow Agreement (as defined in Section 2.02 hereof).

          (c) Buyer and Seller have agreed upon the allocation of the Purchase Price among the Assets and such allocation is set forth on Schedule 1.02(b) hereto. Neither Buyer nor Seller, nor any of their respective affiliates, shall take any position on any tax return inconsistent with such allocation of the Purchase Price unless such party is advised by its accountants or tax advisors in their reasonable opinion that it is required to do so by applicable law, provided that in such event, such party shall provide written notice to the other party of such position and advice.

          (d) Zebra hereby guarantees the full and timely performance of all of Buyer's payment obligations under this Section 1.02 that are to be made on or prior to the Closing Date.

     1.03 Assumption of Liabilities. On the Closing Date, and as additional consideration for the purchase of the Assets, Buyer shall execute and deliver to Seller an Assignment and Assumption Agreement in the form attached hereto as Exhibit B (the "Assumption Agreement"), pursuant to which Buyer shall assume and agree to pay, perform and discharge when due all the (i) outstanding accounts payable of Seller that have arisen in the ordinary course of business and all the employee and payroll-related expenses of Seller with respect to Transferred Employees (as hereinafter defined) that have accrued or been incurred by Seller since Seller's last payroll date, except for those accounts payable and/or employee and payroll-related expenses of Seller that should have been discharged in the ordinary course of business from the date hereof to the Closing Date, if any; (ii) those obligations of Seller outstanding as of the Closing under and with respect to all the leases set forth on Schedule 3.11 hereto and all the contracts, commitments, arrangements and understandings (including letters of credit, with respect to which Buyer shall assume Seller's reimbursement obligations and secure releases of Seller therefrom or make deposits in appropriate amounts to fully secure payment thereof) including but not limited to those set forth on
Schedule 3.18 hereto, which Schedule 3.18 shall separately set forth all letters of credit outstanding as of the date hereof and which Schedules 3.11 and 3.18 shall be updated prior to Closing to reflect any new leases, contracts, commitments, arrangements or understandings entered into in the ordinary course of business consistent with past practice from the date hereof through the Closing Date, (iii) those obligations of Seller under and with respect to any and all purchase and sale commitments with respect to open unfilled purchase orders issued to suppliers and open unfilled sales orders received from customers in existence as of the Closing and (iv) those obligations of Seller with respect to the 1995 bonus entitlements of the senior executives listed on Schedule 1.03 hereto (collectively, the "Assumed Liabilities"). The foregoing notwithstanding, the Assumed Liabilities shall not include any amounts owed to Aetna Life Insurance Company with respect to "look-back" medical insurance premiums, any amounts still owed to Weaver Corp. in connection with that certain Sale and Purchase Agreement, dated October 16, 1991, between Weaver Corp. and Seller or any intercompany indebtedness or intercompany accounts of Seller other than (x) such accounts payable to Bright of America, Inc. and to Cap Toys, Inc. listed on Schedule 1.03 hereto (it being understood that Buyer's agreement to assume Seller's accounts payable to Cap Toys, Inc. at Closing is based upon Buyer's understanding that Cap Toys, Inc. shall for a minimum period of one year following the Closing Date continue to provide its product(s) (to the extent such product(s) are available to fill orders) to Buyer in a manner and on terms and conditions consistent with past practice) and (y) such other accounts payable to Bright of America, Inc. and Cap Toys, Inc. incurred by Seller in the ordinary course of business consistent with past practice from the date hereof through the Closing Date (it being understood that Schedule 1.03 hereto shall be updated by Seller and delivered to Buyer at Closing). Except for the Assumed Liabilities, Buyer is not assuming any other liabilities (known or unknown), employee benefit plans, obligations, contracts (written or otherwise), debts, expenses or costs of Seller of any kind or nature whatsoever.

     1.04 Closing. The Closing of the transactions contemplated by this Agreement shall take place as soon as practicable, but not later than January 16, 1996, subject to the satisfaction or waiver of all of the conditions to Closing set forth in Articles

VI and VII hereof, at 10:00 a.m., local time, at the offices of Pryor, Cashman, Sherman & Flynn, 410 Park Avenue, New York, New York 10022, or on such other earlier date and at such other time or place as the parties may agree. The date of the Closing is sometimes referred to herein as the "Closing Date".

     1.05 Deliveries by Seller and Russ. At the Closing, Seller or Russ, as the case may be, will deliver or cause to be delivered to Buyer and Escrow Agent, as appropriate (unless delivered previously), the following:

          (a) A duly executed Bill of Sale in the form attached hereto as Exhibit A;

          (b) Instruments of Assignment and Assumption and Other Instruments in form and substance reasonably satisfactory to Buyer, referred to in Sections 1.01(b)(ii), 1.01(b)(iii) and 2.01 hereof;

          (c) The Escrow Agreement referred to in Section 2.02 hereof, duly executed by Seller and Russ;

          (d)  The Consulting and Transition Services Agreement referred to in
Section 2.03 hereof, duly executed by Seller and Russ;

          (e) The License Agreement referred to in Section 2.04 hereof, duly executed by Seller and Russ;

          (f) The Guaranty Agreement referred to in Section 2.05 hereof, duly executed by Russ;

          (g) The books and records of Seller as provided in Section 2.06 hereof (which Seller shall deliver or make available, as appropriate, at the applicable office of Seller);

          (h)  The officer's certificate referred to in Section 6.03 hereof;

          (i) The opinion of counsel to Seller referred to in Section 6.09 hereof;

          (j)  Copies of all consents referred to in Section 6.11 hereof;

          (k) Resolutions of Seller's sole stockholder and Board of Directors, as certified by Seller's Secretary or Assistant Secretary, and of Russ's Board of Directors or Executive Committee, as appropriate, as certified by Russ's Secretary or Assistant Secretary, authorizing this Agreement and the other agreements, documents and instruments to be executed and delivered by Seller and/or Russ, as the case may be, pursuant hereto and the transactions contemplated hereby and thereby; and

          (l) The Occupancy Agreement in form of Exhibit A to the Consulting and Transition Services Agreement, duly executed by Russ.

     1.06 Deliveries by Buyer. At the Closing, Buyer will deliver or cause to be delivered to Seller, Russ and/or Escrow Agent, as appropriate (unless previously delivered), the following:

          (a)  The funds referred to in Sections 1.02(a) and 1.02(b) hereof;

          (b) A duly executed Assumption Agreement in the form of Exhibit B hereto;

          (c) The Escrow Agreement referred to in Section 2.02 hereof, duly executed by Buyer;

          (d)  The Consulting and Transition Services Agreement referred to in
Section 2.03 hereof, duly executed by Buyer;

          (e) The License Agreement referred to in Section 2.04 hereof, duly executed by Buyer;

          (f)  The officer's certificate referred to in Section 7.03 hereof;

          (g) The opinion of counsel to Buyer referred to in Section 7.09 hereof;

          (h) The Occupancy Agreement in the form of Exhibit A to the Consulting and Transition Services Agreement, duly executed by Buyer;

          (i) Resolutions of Buyer's Board of Directors, as certified by Buyer's Secretary or Assistant Secretary, authorizing this Agreement and the other agreements, documents and instruments to be executed and delivered by Buyer pursuant hereto and the transactions contemplated hereby and thereby; and

          (j)  A copy of Buyer's Resale Tax Certificate.

          (k) A guarantee executed by Zebra or an irrevocable letter of credit pursuant to Section 1.07(d) hereof, if one or the other is required pursuant to
Section 1.07(d) hereof.

     1.07  Purchase Price Adjustments.

          (a) (i) No later than five business days prior to the Closing Date, Seller shall deliver to Buyer and Buyer's Accountants (as defined below) a balance sheet estimating the Assets and the Assumed Liabilities of Seller which will be acquired by Buyer at the Closing (the "Estimated Closing Date Balance Sheet"). The Estimated Closing Date Balance Sheet shall be prepared in accordance with generally accepted accounting principles from the books and records of Seller, and fairly present an estimate of the financial position of the Assets and Assumed Liabilities as of the Closing Date. The Estimated Closing Date Balance Sheet shall set forth the amount (the "Estimated Net Assets Purchase Price Adjustment"), if any, by which the Net Assets (as defined below) reflected in the Estimated Closing Date Balance Sheet are less than $14,375,000 (the "Target Net Assets Amount") or greater than $15,000,000, as the case may be. The term "Net Assets" shall mean the excess of the Assets of Seller, over the Assumed Liabilities of Seller. The Estimated Closing Date Balance Sheet and the accompanying reports of Seller shall be reasonably acceptable to Buyer and Buyer's Accountants (as hereinafter defined), to arrive at an amount for the Net Assets which takes into account only the Assets and Assumed Liabilities of Seller. The foregoing notwithstanding, in the event that the parties in good faith cannot agree upon the Estimated Net Assets Purchase Price Adjustment, the Net Assets reflected in the Estimated Closing Date Balance Sheet shall for purposes of this Section
1.07 be deemed to be the greater of the amount that Buyer in good faith believes is the appropriate amount and $12,375,000, and the Estimated Net Assets Purchase Price Adjustment shall for purposes of this Section 1.07 be deemed to be the lesser of the Purchase Price reduction amount that Buyer in good faith believes is the appropriate amount and a $2,000,000 Purchase Price reduction. If Buyer disputes the Estimated Net Assets Purchase Price Adjustment by Seller, Buyer shall provide Seller with a statement, executed by an executive officer of Buyer, setting forth the amounts and items disputed by Buyer and the amount of the adjustment (for each item and in the aggregate) proposed by Buyer.

               (ii) Seller agrees to permit Buyer, Buyer's Accountants, and their respective representatives, during normal business hours (upon reasonable notice and without unreasonable disruption), to have reasonable access to, and to examine and make copies of, all books and records of Seller, including but not limited to, the books, records, schedules, work papers of Seller, which access and examination are necessary, in the reasonable opinion of Buyer or Buyer's Accountants, to review the Estimated Closing Date Balance Sheet. Buyer's Accountants shall have the opportunity to observe the taking of the inventory in connection with the preparation of the Estimated Closing Date Balance Sheet, if one takes place at such time, or any taking of inventory that may take place at an earlier date.

              (iii) On the Closing Date, an amount in cash equal to the Estimated Net Assets Purchase Price Adjustment, if any, set forth in the report of Seller pursuant to Section 1.07(a)(i) above shall be withheld from the Purchase Price (if the Net Assets reflected in the Estimated Closing Date Balance Sheet are less than the Target Net Assets Amount) or added to the Purchase

Price (if such Net Assets are greater than $15,000,000), pending Seller's delivery of the Final Closing Date Balance Sheet (as defined below) to Buyer.

          (b) A balance sheet of the Seller prepared as of the close of business on the Closing Date (the "Final Closing Date Balance Sheet") and certified by Coopers & Lybrand L.L.P. ("Seller's Accountants"), shall be prepared in the following manner:

                (i) Within 120 days after the Closing Date, Seller shall deliver to Buyer the Final Closing Date Balance Sheet, prepared in accordance with generally accepted accounting principles from the books and records of Seller, and fairly presenting the financial position of the Seller as of the Closing Date. The Final Closing Date Balance Sheet shall be an audited Balance Sheet, which shall be accompanied by a report of Seller's Accountants stating that (I) the examination of the Final Closing Date Balance Sheet has been made in accordance with generally accepted auditing standards and (II) the Final Closing Date Balance Sheet has been prepared in accordance with generally accepted accounting principles. Seller shall deliver to Buyer (at the same time as the Final Closing Date Balance Sheet) a separate schedule prepared by Seller setting forth all adjustments required under this Agreement to arrive at the Purchase Price ("Adjustment Schedule") and setting forth the amount (the "Final Net Assets Purchase Price Adjustment"), if any, by which the assets less liabilities reflected in the Final Closing Date Balance Sheet adjusted by the items reflected on the Adjustment Schedule are less than the Target Net Assets Amount (in which case the Purchase Price shall be reduced by the amount of the Final Net Assets Purchase Price Adjustment, subject to Section 1.07(c) below) or greater than $15,000,000 (in which case the Purchase Price shall be increased by the amount of the Final Net Assets Purchase Price Adjustment, subject to Section 1.07(c) below). The Final Closing Date Balance Sheet as modified by the Adjustment Schedule and the accompanying reports of Seller in the form of the Adjustment Schedule shall be prepared in such a manner as to arrive at an amount for the Net Assets which takes into account only the Assets and Assumed Liabilities of Seller.

               (ii) The Final Closing Date Balance Sheet as modified by the Adjustment Schedule shall be deemed final and binding on Buyer and Seller for purposes of the adjustment to Purchase Price contemplated by Section 1.07(c) hereof, unless within 30 days following the delivery of the Final Closing Date Balance Sheet as modified by the Adjustment Schedule, Buyer or its independent certified public accountants ("Buyer's Accountants") object to any of the information contained in the Final Closing Date Balance Sheet as modified by the Adjustment Schedule which could affect the necessity or amount of any payment by Seller pursuant to Section 1.07(c) hereof by delivery of written notice to Seller setting forth such objections.

               (iii) The resolution by Buyer and Seller of any dispute relating to the Final Closing Date Balance Sheet as modified by the Adjustment Schedule shall be final and binding on Buyer and Seller for purposes of the adjustment to Purchase Price contemplated by Section 1.07(c) hereof. In the event Buyer and Seller are unable to resolve any dispute or disagreement relating to the Final Closing Date Balance Sheet as modified by the Adjustment Schedule, either party, within the 15th and 30th days following Seller's receipt of Buyer's objections, may elect to have all such disputes or disagreements resolved by Arthur Andersen & Co., or such other nationally-recognized independent certified public accountants as are designated by Seller's Accountants and Buyer's Accountants (the "Third Accounting Firm"). Such resolution by the Third Accounting Firm shall be final and binding on Buyer and Seller for purposes of the adjustment to Purchase Price contemplated by Section 1.07(c) hereof. The Third Accounting Firm shall be instructed to use every reasonable effort to perform such services within 45 days of the submission of the Final Closing Date Balance Sheet as modified by the Adjustment Schedule, Buyer's written notice of objections to it and Seller's response thereto and, in any case, as soon as practicable after such submission. The costs and expenses for the services of Buyer's Accountants shall be borne by Buyer and the costs and expenses for the services of Seller's Accountants shall be borne by Seller. The costs and expenses for the services of the Third Accounting Firm shall be shared equally by Buyer and Seller.

               (iv) Seller agrees to permit Buyer, Buyer's Accountants, and their respective representatives, during normal business hours (upon reasonable notice and without unreasonable disruption), to have reasonable access to, and to examine and make copies of, all books and records of Seller, and agrees to use reasonable efforts to obtain (i) access by Buyer, Buyer's Accountants and their respective representatives to the books, records, schedules and work papers prepared by Seller's Accountants, including audit differences noted by Seller's Accountants but not reflected in the Final Closing Date Balance Sheet as modified by the Adjustment Schedule, and (ii) access to representatives of Seller's Accountants, which access and examination are necessary, in the reasonable opinion of Buyer or Buyer's Accountants, to review the Final Closing Date Balance Sheet as modified by the Adjustment Schedule. In addition, Buyer's Accountants shall have the opportunity to observe the taking of the inventory in connection with the preparation of the Final Closing Date Balance Sheet, which shall be required to take place on or about the Closing Date.

          (c) On the fifth business day (the "Net Assets Adjustment Date") following the final determination of the Final Closing Date Balance Sheet as modified by the Adjustment Schedule pursuant to Section 1.07(b) hereof, as an adjustment to the Purchase Price, the following payments shall be made:

                 (i) in the event that the Estimated Net Assets Purchase Price Adjustment resulted in a Purchase Price reduction:

                      (I) if the Final Net Assets Purchase Price Adjustment results in a Purchase Price reduction and such reduction is in excess of the reduction that resulted from the Estimated Net Assets Purchase Price Adjustment, Seller shall pay to Buyer an amount equal to the amount of such excess, together with interest thereon at the prime rate as announced by Citibank, N.A. (the "Citibank Prime") on the Net Assets Adjustment Date; or

                     (II) if the Final Net Assets Purchase Price Adjustment results in a Purchase Price reduction, but such reduction is less than the Purchase Price reduction that resulted from the Estimated Net Assets Purchase Price Adjustment, Buyer shall pay to Seller an amount equal to the amount of such difference, together with interest thereon at the Citibank Prime; or

                    (III) if the Net Assets reflected in the Final Closing Date Balance Sheet as modified by the Adjustment Schedule are greater than the Target Net Assets Amount by an amount equal to or less than $625,000, Buyer shall pay to Seller an amount equal to the Estimated Net Asset Purchase Price Adjustment, together with interest thereon at the Citibank Prime; or

                     (IV) if the Net Assets reflected in the Final Closing Date Balance Sheet as modified by the Adjustment Schedule are greater than the Target Net Asset Amount by an amount in excess of $625,000, Buyer shall pay to Seller an amount equal to the sum of (x) the Estimated Net Asset Purchase Price Adjustment and (y) the amount of such excess, together with interest on the aggregate amount at the Citibank Prime;

               (ii) in the event that the Estimated Net Assets Purchase Price Adjustment resulted in a Purchase Price increase:

                      (I) if the Final Net Assets Purchase Price Adjustment results in a Purchase Price reduction, Seller shall pay to Buyer an amount equal to the sum of (x) the Estimated Net Assets Purchase Price Adjustment and (y) the Final Net Assets Purchase Price Adjustment, together with interest on the aggregate amount at the Citibank Prime; or

                     (II) if the Net Assets reflected in the Final Closing Date Balance Sheet as modified by the Adjustment Schedule are greater than the Target Net

          Asset Amount by an amount equal to or less than $625,000, Seller shall pay to Buyer an amount equal to the Estimated Net Assets Purchase Price Adjustment, together with interest thereon at the Citibank Prime; or

                    (III) if the Final Net Assets Purchase Price Adjustment results in a Purchase Price increase, but such increase is less than the increase that resulted from the Estimated Net Assets Purchase Price Adjustment, Seller shall pay to Buyer an amount equal to the amount of such difference, together with interest thereon at the Citibank Prime; or

                     (IV) if the Final Net Assets Purchase Price Adjustment results in a Purchase Price increase and such increase is in excess of the increase that resulted from the Estimated Net Assets Purchase Price Adjustment, Buyer shall pay to Seller an amount equal to the amount of such excess, together with interest thereon at the Citibank Prime;

               (iii) in the event that there was no Estimated Net Assets Purchase Price Adjustment, Buyer or Seller, as the case may be, shall pay to the other an amount equal to the Final

Net Assets Purchase Price Adjustment, if any, together with interest thereon at the Citibank Prime;

                (iv) any amounts payable by Buyer or Seller, as the case may be, pursuant to this Section 1.07(c) shall be made by wire transfer in immediately available funds to an account or accounts designated by Buyer or Seller, as the case may be, or by delivery of a certified or bank cashier's check in immediately available funds.

          (d) To secure Buyer's obligations under this Section 1.07, Zebra hereby agrees, as a condition to Seller's obligations to close hereunder, to, on the Closing Date, either (i) deliver a guarantee of the full and timely performance of all of Buyer's payment obligations under this Section 1.07, in form and substance reasonably satisfactory to Seller, or (ii) provide Seller with an irrevocable letter of credit (in form and substance reasonably acceptable to Seller) in an amount equal to the difference, if any, between (x) the amount that Seller in good faith believes is equal to the Net Assets reflected in the Estimated Closing Date Balance Sheet (assuming that Buyer in good faith disputes such amount) and (y) $12,375,000, up to a maximum amount of $500,000.

     1.08 Express Agreement. Except as and to the extent otherwise expressly provided in this Agreement, the Assumption Agreement and/or the other agreements, documents and instruments to be executed and delivered by parties pursuant hereto (collectively the "Related Documents"), Buyer has not agreed to pay, will not be required to assume, and will not have any liability or obligation with respect to, any liability or obligation, direct or indirect, absolute or contingent, of Seller, any associate or affiliate of Seller (as the terms "associate" and "affiliate" are defined by the Rules and Regulations promulgated under the Securities Act of 1933, as amended) or any other person. Any such liability or obligation shall remain the liability or obligation of Seller and/or Russ, any associate or affiliate of Seller and/or of such other person, as the case may be.

II.  RELATED MATTERS

     2.01 Change and Assignment of Seller's Name. At or prior to the Closing, Seller will cause an amendment to its Articles of Incorporation (or equivalent organizational document) to be adopted for filing with the Secretary of State of the State of Pennsylvania changing its name from "Papel/Freelance, Inc." to a name which does not resemble "Papel/Freelance, Inc." (which amendment shall become effective as of the Closing Date to the extent permitted under applicable law) and will cause to be filed immediately following the Closing, with the States of California and New Jersey, such documents necessary to reflect such change in its corporate name or to terminate its qualification therein. At the Closing, Seller will deliver to Buyer a duplicate of such Certificate of Amendment and such documents (to be filed with the State of Pennsylvania and the States of California and New Jersey, respectively), together with a complete and correct copy, certified by Seller's Secretary or Assistant Secretary, of the resolutions of Seller's Board of Directors and sole stockholder authorizing and approving such change of name (which resolutions will not have been modified, revoked or rescinded in any respect). Seller will not thereafter use or permit any of its affiliates to use the name "Papel/Freelance, Inc." or any variant or derivative thereof except for Papel/Freelance (UK) Ltd., Papel/Freelance (Benelux) B.V. and Papel/Freelance Canada as expressly permitted herein or Papel/Freelance, Inc. in connection with the collection of accounts receivable set forth on Schedule 1.01(c)(vii) hereto and the litigation matters disclosed on Schedule 3.14 hereto. In connection with enabling Buyer, at or as soon as practicable after the Closing, to use the name

"Papel/Freelance, Inc.", Seller will, at or prior to the Closing, execute and deliver to Buyer all consents and instruments of assignment related to such use of such name as may be reasonably requested by Buyer.

     2.02 Escrow Agreement. At the Closing, Buyer, Seller, Russ and Chemical Bank, N.A., as escrow agent (the "Escrow Agent"), shall enter into an Escrow Agreement (the "Escrow Agreement"), which shall be in the form attached hereto as Exhibit D, pursuant to which, among other things, Buyer shall deposit with the Escrow Agent at Closing an amount in cash equal to $2,000,000. Alternatively, the Buyer may, at its option, substitute such $2,000,000 in cash with a $2,000,000 irrevocable letter of credit issued by a financial institution and in form reasonably acceptable to Seller. (Such $2,000,000 in cash or $2,000,000 irrevocable letter of credit, as the case may be, shall hereinafter be referred to as, the "Escrow Deposit"), as more fully discussed in the Escrow Agreement.

     2.03 Consulting and Transition Services Agreement. At the Closing, Buyer, Seller and Russ shall enter into a Consulting and Transition Services Agreement (the "Consulting and Transition Services Agreement"), which shall be in the form attached hereto as Exhibit E, pursuant to which, among other things, Russ shall provide consulting services to Buyer in connection with Buyer's completion of certain transition matters, as more fully discussed in the Consulting and Transition Services Agreement.

     2.04 License Agreement. At the Closing, Russ, Seller and Buyer shall enter into a License Agreement (the "License Agreement"), which shall be in the form attached hereto as Exhibit F, pursuant to which, among other things, Russ shall license to Buyer on a non-exclusive basis its existing software system (other than Russ's current accounting software system) which has historically been used by Seller in the operation of its business for an aggregate royalty of $1 million, payable by Buyer at Closing, as more fully discussed in the License Agreement. Zebra hereby guarantees the full and timely performance of all of such $1,000,000 payment obligation of Buyer under this Section 2.04 and the License Agreement, but such guarantee shall not extend to any other obligation of Buyer under this Section 2.04 and the License Agreement.

     2.05 Guaranty Agreement. At the Closing, Russ shall execute and deliver a Guaranty Agreement (the "Guaranty Agreement"), which shall be in the form attached hereto as Exhibit G, pursuant to which, among other things, Russ shall unconditionally and irrevocably guarantee the full and timely payment by Seller of all of its obligations under this Agreement (it being understood that such payments shall include any damages due from Seller to Buyer as a result of Seller's failure to perform any of its obligations under this Agreement), as more fully discussed in the Guaranty Agreement.

     2.06 Books and Records of Seller. Seller agrees to deliver or make available as herein provided to Buyer at or as soon as practicable after the Closing, as requested by Buyer, all books and records of Seller (including, but not limited to, correspondence, memoranda, books of account, personnel and payroll records and the like, but excluding such books and records as are described in Section 1.01(c) hereof). All books and records of Seller which are not delivered to Buyer hereunder will be preserved by Seller for a period of five (5) years following the Closing and made available to Buyer and its authorized representatives upon reasonable notice during normal business hours for purposes of review and/or for purposes of making copies or extracts therefrom if so desired by Buyer. Buyer agrees to make available to Seller and its authorized representatives during such period as reasonably requested by Seller the books and records previously delivered by Seller to Buyer for purposes of review and/or for purposes of making copies or extracts therefrom if so desired by Seller at Seller's cost and expense. Seller shall be entitled to retain copies of any documents or records delivered to Buyer which are necessary for tax, litigation or other legitimate business purposes. After the Closing, Buyer shall provide Seller with access during normal business hours to the Transferred Employees at no cost to Seller in connection with litigation and such other matters as may be reasonably requested by Seller.

     2.07  Confidentiality by Russ and Seller; Personalized Mug Program.

          (a) Each of Russ and Seller acknowledges that, after the consummation of the transactions contemplated by this Agreement, Buyer would be irreparably damaged if confidential information about Seller's business were disclosed to or utilized on behalf of any person, firm, corporation or other business organization which is in competition in any respect with any line or lines of business of Seller. Each of Russ and Seller covenants and agrees that, following the Closing, it will not at any time, and will use its best efforts to cause its employees, agents, affiliates and associates (as the terms "affiliate" and "associate" are defined by the Rules and Regulations promulgated under the Securities Act of 1933, as amended) not to at any time, without the prior written consent of Buyer, disclose or use any such confidential information in any way to directly or indirectly promote their respective businesses, except to employees and authorized representatives of Buyer. In connection therewith, Seller and Russ acknowledge that they have used reasonable efforts to deliver all such confidential information about Seller's business (including without limitation, to the extent applicable, the Assets) to Buyer, without to their knowledge retaining any copies thereof or extracts therefrom (other than those necessary for tax, accounting or legal purposes). The restrictions and obligations of confidentiality hereunder shall not apply to any confidential information which:

               (i) is or shall have become public knowledge through no fault of the party having the obligation of confidentiality under this Agreement;

              (ii) is disclosed without restriction to the other party by a third party who is in lawful possession thereof and who has the right to make such disclosure; or

             (iii) is required to be disclosed pursuant to court order or government action.

To the extent that Russ and its affiliates (other than Seller) are in possession of confidential information concerning their lines of business that may overlap in whole or in part, with confidential information concerning the lines of business of Seller, nothing in this Agreement shall be construed to restrict Russ and its affiliates (other than Seller) from continuing to utilize, disclose or otherwise transfer or use such of their confidential information in their lines of business.

          (b) In furtherance of this Section 2.07 and to secure the interests of Buyer hereunder, Seller and Russ agree that for a period of three (3) years from the Closing Date, neither they nor any of their respective affiliates will engage, directly or indirectly, in any activity relating to the design, sale and/or distribution of personalized mugs or a line of personalized mug products; nor will they directly or indirectly, enter into a material contractual relationship with any person, firm, association, partnership, corporation or other entity with respect to the design, sale and/or distribution of personalized mugs or a line of personalized mug products; provided that nothing herein shall prohibit Russ or its affiliates from manufacturing (but not designing) personalized mugs for sale or distribution by independent third parties. The parties hereby acknowledge and agree that Russ and/or its subsidiaries and affiliates has in the past competed, and, except as set forth in this subsection (b), will in the future continue to compete, with the business currently conducted by Seller and being sold to Buyer pursuant to this Agreement and nothing in this Agreement, except as set forth in this subsection (b), shall preclude such competition.

          (c) It is agreed and understood by and among the parties to this Agreement that the restrictive covenants set forth above are each individually essential elements of this Agreement and that, but for agreement of Seller and Russ to comply with such covenants, Buyer would not have agreed to enter into this Agreement. Further, each of Seller and Russ expressly acknowledges that the restriction contained in subsection (b) of this Section 2.07 is reasonable and necessary to accomplish the mutual objectives of the parties and to protect Buyer's legitimate interests in its business and business relationships. Each of Seller and Russ further acknowledges that enforcement of the restrictions contained herein will not deprive it, or any of its agents, servants or employees, or any of them, of the ability to earn reasonable livings and that any violation of the restrictions contained in this Agreement will cause irreparable injury to Buyer. Such covenants of Seller and Russ shall be construed as agreements independent of any other provision of this Agreement and of each other.

          (d) The parties hereto agree that damages at law, including, but not limited to, monetary damages, will be an insufficient remedy to Buyer in the event that the restrictive covenants of subsection (b) of this Section 2.07 are violated and that, in addition to any remedies or rights that may be available to Buyer, all of which other remedies or rights shall be deemed to be cumulative, retained by Buyer and not waived by the enforcement of any remedy available hereunder, including, but not limited to, the right to sue for monetary damages, Buyer shall also be entitled, upon application to a court of competent jurisdiction, to obtain injunctive relief, including, but not limited to, a temporary restraining order or temporary, preliminary or permanent injunction, to enforce the provisions of this Section 2.07 as well as an equitable accounting of all profits or benefits arising out of any such violation, all of which shall constitute rights and remedies to which Buyer may be entitled.

          (e)  If any court determines that the covenant contained in this
Section 2.07, or any part hereof, is unenforceable because of the duration or geographic scope of such provision, such court shall have the power to reduce the duration or scope of such provision, as the case may be, and, in its reduced form, such provision shall then be enforceable.

     2.08 Confidentiality by Buyer and Zebra. Buyer and Zebra each acknowledges that they have been, and will be furnished with or become exposed to certain confidential information which is considered confidential and proprietary, regardless of whether such information is marked or otherwise identified as confidential or proprietary, consisting of confidential information of Seller including but not limited to customer lists and relationships, product information, sales data, pricing practices and procedures, purchasing and supplier information, business plans, projections, financial information and other confidential and proprietary information pertaining to Seller's business ("Seller Confidential Information"); and confidential information of Russ or its affiliates other than Seller including but not limited to customer lists and relationships, product information, sales data, pricing practices and procedures, purchasing and supplier information, business plans, projections, financial information and other confidential and proprietary information pertaining to the business of Russ or such affiliates ("Russ Confidential Information") (Seller Confidential Information and Russ Confidential Information collectively referred to herein as "Confidential Information").

          The parties acknowledge that Confidential Information does not include information about the expression giftware industry generally which is publicly available, but rather is intended to cover information that is specific to the particular business, customer and supplier relationships of Seller, Russ and/or their respective affiliates, as the case may be, or is otherwise proprietary to Seller, Russ and/or their respective affiliates.

          (a) Each of Buyer and Zebra covenants and agrees to keep the Russ Confidential Information strictly confidential. Subject to subsection (b) below, each of Buyer and Zebra covenants and agrees that the Seller Confidential Information shall be kept confidential and shall not be distributed, revealed or disclosed to anyone other than Buyer, Zebra, financial institutions or other entities or individuals with whom Buyer is seeking financing and a limited number of executive employees and professional advisors of Buyer and Zebra. Buyer and Zebra shall insure by agreement or otherwise that any person to whom disclosure of Confidential Information is made shall be bound by the non-disclosure provisions of this Section and shall use reasonable care to prevent dissemination of the Confidential Information to any other persons.

          (b) All obligations of Buyer and Zebra with respect to Seller Confidential Information shall terminate immediately upon the Closing of the transactions contemplated by this Agreement. All obligations of Buyer and Zebra with respect to Russ Confidential Information shall survive the Closing and shall continue with respect to Russ Confidential Information which becomes known to Buyer or Zebra, respectively, at any time prior to or after the Closing.

          (c) If the transactions contemplated by this Agreement are not consummated for any reason, Buyer and Zebra agree that:

                (i) all copies of the Confidential Information in any form whatsoever (including any notes, reports, transmittal letters, or other writings prepared by or at the direction of Buyer, Zebra or their representatives), shall be promptly returned to Seller, Russ and/or their respective affiliates, as applicable, and Buyer and Zebra shall not retain any such information in any form; and

               (ii) Buyer and Zebra shall not, directly or indirectly, disclose or use any of the Confidential Information for any purpose including, but not limited to, any purpose which is competitive with Seller, Russ and/or their respective affiliates at any time.

          (d) Each of Buyer and Zebra acknowledges that, after the Closing of the transactions contemplated under this Agreement, Russ would be irreparably damaged if Russ Confidential Information were disclosed to or utilized on behalf of any person, firm, corporation or other business organization which is in competition in any respect with any line or lines of business of Russ.

          (e)  The restrictions and obligations of confidentiality under this
Section 2.08 shall not apply to any portion of the Confidential Information which:

                 (i) is or shall have become public knowledge through no fault of the party having the obligation of confidentiality under this Agreement;

                (ii) is disclosed without restriction to the other party by a third party who is in lawful possession thereof and who has the right to make such disclosure; or

               (iii) is required to be disclosed pursuant to court order or government action.

III.  REPRESENTATIONS AND WARRANTIES OF SELLER

     Seller hereby represents and warrants to Buyer as follows:

     3.01  Organization; Authorization and Valid and Binding Agreement.

          (a) Each of Seller and Russ is a corporation duly organized, validly existing and in good standing under the laws of the State of their respective jurisdiction and has the requisite corporate power and authority to enter into this Agreement and the Related Documents (to the extent a party thereto), to carry out the transactions contemplated hereby and thereby, including, without limitation, the power and authority to convey the Assets, and to carry on its respective business as presently conducted, and Seller has the requisite corporate power and authority to own and lease the Assets and the other assets and properties which it presently owns or leases.

          (b) Seller is duly licensed or qualified to do business as a foreign corporation, and is in good standing, in each United States jurisdiction wherein the character of the Assets owned, leased or used by it, or the nature of its business, makes such licensing or qualification to do business necessary, except where the failure to be in good standing would not be expected to have a material adverse effect on the business, assets, condition

(financial and otherwise), results of operations or prospects of Seller with respect to the Assets and the Assumed Liabilities, taken as a whole (a "Material Adverse Effect"). Schedule 3.01(b) hereto contains a complete list of each U.S. jurisdiction in which Seller is qualified to do business as a foreign corporation. No other U.S. jurisdiction has claimed, in writing or otherwise, that Seller is required to qualify or otherwise be authorized as a foreign corporation therein and, except as set forth on Schedule 3.01(b) hereto and except for consolidated tax returns of Russ, Seller does not file franchise, income or other tax returns in any other U.S. jurisdiction based upon the ownership or use of property therein or the derivation of income therefrom. Seller does not own or lease real property in any jurisdiction in the United States other than the jurisdictions set forth on Schedule 3.01(b) hereto.

          (c) The Board of Directors and sole shareholder of Seller and the Board of Directors or Executive Committee of the Board of Directors, if appropriate, of Russ have duly authorized the execution and delivery of this Agreement and the Related Documents (to the extent a party thereto) and the consummation by Seller and/or Russ, as the case may be, of the transactions contemplated hereby and thereby. No other corporate or other proceedings on the part of Seller and/or Russ are necessary to authorize this Agreement or the Related Documents (to the extent a party thereto) or the transactions contemplated hereby or thereby.

          (d) This Agreement constitutes, and when executed and delivered each of the Related Documents will constitute, a valid and binding agreement of Seller and Russ, to the extent a party thereto, enforceable against Seller and Russ, to the extent a party thereto, in accordance with its terms except that
(i) such enforcement may be limited by or subject to any bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to or limiting creditors' rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief are subject to certain equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

     3.02 Subsidiaries. For the purposes of this Agreement, the term "subsidiary" shall mean any corporation, partnership, joint venture or other entity more than 50% of whose outstanding voting securities or other ownership interests are directly or indirectly owned by Seller. Except as set forth on
Schedule 3.02 hereto, Seller does not have any subsidiaries. Except as set forth on

Schedule 3.02 hereto, Seller does not own, directly or indirectly, any capital stock of or other equity interest in, any corporation, partnership or other business organization or entity.

     3.03 No Violation. Except as set forth on Schedule 3.03 hereto, neither the execution and delivery of this Agreement or the Related Documents nor the consummation by Seller and/or Russ, as the case may be, of the transactions contemplated hereby or thereby (a) will violate or conflict with any statute, law, ordinance, rule, regulation, order, judgment or decree affecting Seller or Russ, or (b) will violate or conflict with or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or will result in the termination of, or accelerate the performance required by, or result in the creation of any lien, security interest, charge or encumbrance upon Seller or Russ or any of the Assets under, any term or provision of (i) the Articles of Incorporation or By-Laws (or equivalent organizational documents) of Seller or Russ or (ii) any contract, commitment, understanding, arrangement, agreement or restriction of any kind or character to which Seller or Russ is a party or by which Seller or Russ is bound or affected, or to which Seller or Russ or the Assets are subject, or (c) will cause, or give any person grounds to cause (with or without notice, the passage of time, or both), the maturity of any debt, liability or obligation of Seller or Russ to be accelerated, or will increase any such liability or obligation, excluding from the foregoing (other than clause (b) (i) above) those violations, conflicts, defaults, rights or terminations which would not, individually or in the aggregate, be expected to have a Material Adverse Effect. Except as set forth on Schedule 3.03 hereto, no consent, approval, authorization or action by any federal, state, local, foreign or other governmental agency, instrumentality, commission, authority, board or body (collectively, a "Governmental Agency") is required in connection with the execution and delivery by Seller and/or Russ, as the case may be, of this Agreement, the Related Documents (to the extent a party thereto) or the consummation by Seller and/or Russ of the transactions contemplated hereby or thereby. Seller has heretofore delivered to Buyer true and complete copies of the Articles of Incorporation and By-laws (or equivalent organizational documents) of Seller as in effect on the date hereof. The minute books of Seller have been made available to Buyer for its inspection and they do not contain any material omissions or misstatements. The stock books of Seller have been made available to Buyer for its inspection and they are true and complete.

     3.04 Financial Statements. Seller has previously delivered to Buyer (i) an audited balance sheet of Seller as at December 31, 1993 (the "Audited 1993 Balance Sheet"), and the related unaudited income statement of Seller for the twelve-month period then ended (collectively, the "1993 Financial Statements"),
(ii) an audited balance sheet of Seller as at December 31, 1994 (the "1994 Audited Balance Sheet"), and the related audited income statement and audited statement of cash flow of Seller for the twelve-month period then ended (collectively, the "1994 Financial Statements") and (iii) an unaudited balance sheet of Seller as at October 31, 1995 (the "Unaudited October 31st Balance Sheet"), and the related unaudited income statement of Seller for the ten-month period ended October 31, 1995 (collectively, the "Unaudited October 31,
1995 Financial Statements"). In addition, by no later than five (5) business days prior to the Closing Date, Seller shall deliver to Buyer (i) an audited balance sheet of Seller as at November 30, 1995 (the "Audited November 30th Balance Sheet"), (ii) an audited income statement of Seller for the eleven-month period ended November 30, 1995 (the "Audited November 30th Income Statement") and (iii) an audited statement of cash flow for the eleven-month period ended November 30, 1995 (the "Audited November 30th Cash Flow Statement") (collectively, the "Audited Statements"), together with bridge schedules reconciling the audited 1994 Financial Statements with the unaudited 1994 financial statements previously delivered to Buyer. Except as set forth on Schedule 3.04 hereto, the Audited 1993 Balance Sheet, the Audited 1994 Balance Sheet and the Unaudited October 31st Balance Sheet fairly present (and the Audited November 30th Balance Sheet will fairly present) the financial condition, working capital and assets and liabilities (whether absolute, accrued, contingent or otherwise) of Seller as at the date thereof, in accordance with generally accepted accounting principles applied on a consistent basis in accordance with past practice. Except as set forth on Schedule 3.04 hereto, the income statements (including the notes thereto, if any) included in the 1993 Financial Statements, 1994 Financial Statements and the Unaudited October 31, 1995 Financial Statements fairly present (and the Audited November 30th Income Statement and Audited November 30th Cash Flow Statement will fairly present) the results of operations of Seller for the respective periods indicated, in accordance with generally accepted accounting principles applied on a consistent basis in accordance with past practice. Seller has prepared and delivered to Buyer income statements of Seller for each of the twelve-month periods ended December 31, 1990, 1991, 1992, 1993 and 1994, and on a projected basis for the twelve-month period ending December 31, 1995, each on a recast basis so as to among other things itemize and exclude certain allocations from Russ to Seller as disclosed therein. Such recast income statements reflect, in the case of 1995, the best estimate of Seller of the results of operations of Seller (after excluding such allocations from Russ to Seller) for calendar year 1995, and all of them were prepared in good faith based upon estimates, information and assumptions which Seller believes were reasonable and fair in light of conditions which existed when such estimates were made.

     3.05 No Undisclosed Liabilities. Seller does not have any liabilities or obligations of any nature (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for: (i) liabilities and obligations of Seller of a type normally disclosed on a balance sheet which are disclosed on the Unaudited October 31st Balance Sheet, or which will be disclosed on the Audited November 30th Balance Sheet or the Estimated Closing Date Balance Sheet or any notes thereto, and shall have been incurred in the ordinary course of Seller's business; (ii) obligations of Seller under and with respect to all the leases set forth on Schedule 3.11 hereto and all contracts, commitments, arrangements and understandings (including letters of credit) set forth on Schedule 3.18 hereto; (iii) liabilities and obligations of Seller incurred in the ordinary course of business consistent with past practice since October 31, 1995; and
(iv) liabilities and obligations disclosed on Schedule 3.05 hereto or otherwise disclosed in this Agreement or any Exhibit or Schedule attached hereto. Except as set forth on Schedule 3.05 hereto and those obligations of Seller under and with respect to all the leases set forth on Schedule 3.11 hereto and all contracts, commitments, arrangements and understandings (including letters of credit) set forth on Schedule 3.18 hereto, to the best of Seller's knowledge, there is no basis for the assertion against Seller of any material liability or obligation not fully reflected or reserved against in the Unaudited October 31st Balance Sheet, or incurred in the ordinary course of business consistent with past practice since the date thereof and to be reflected in the Audited November 30th Balance Sheet or in the Estimated Closing Date Balance Sheet.

     3.06  Absence of Certain Changes or Events.

          (a) Except as and to the extent set forth on Schedule 3.06 hereto, since December 31, 1994 (or such other date as specifically indicated below), Seller has not:

                 (i) Declared or paid any dividends or declared or made any other distributions of any kind to its shareholder or made any direct or indirect redemption, retirement, purchase or other acquisition of any shares of its capital stock.

                (ii) Suffered any material adverse change in its business or condition (financial or otherwise).

               (iii) Experienced any material labor difficulty or suffered any casualty loss not adequately covered by insurance.

                (iv) Made any material change in its business or operations or in the manner of conducting its business (other than changes in the ordinary course of business consistent with past practice), including without limitation, any change relating to the collection of accounts receivable, including the setting of terms for receivables or credit dating policies, payment of accounts payable and/or the maintenance of inventory levels, including the purchasing of products, reserving inventory and closing out inventory.

                  (v) Incurred any obligations or liabilities, including without limitation, intercompany obligations or liabilities (whether absolute, accrued, contingent or otherwise and whether due or to become due), except items incurred in the ordinary course of business consistent with past practice, or experienced any change in any assumptions underlying or methods of calculating any bad debt, contingency or other reserves, including without limitation, inventory write-off reserves.

                 (vi) Failed to pay, discharge and/or satisfy its debts, liabilities or obligations on a timely basis as they became due, except for intercompany liabilities incurred in the ordinary course of business.

                (vii) Failed to pay, discharge and/or satisfy when due any claim, lien, encumbrance or liability (whether absolute, accrued, contingent or otherwise), except for intercompany liabilities incurred in the ordinary course of business.

               (viii) Permitted or allowed any of the Assets or any of its other properties or assets (whether personal or mixed, tangible or intangible) to be mortgaged, pledged or subjected to any lien, encumbrance, restriction or charge of any kind except Permitted Liens (as defined in Section 3.08 hereof).

                 (ix) Written off or determined to write off as uncollectible any of its notes or accounts receivable or any portion thereof, except for write-offs in the ordinary course of business consistent with past practice and at a rate no greater than during the twelve months ended December 31, 1994.

                  (x) Cancelled or released any other debts or claims, or waived any rights of substantial value, except for routine settlements or resolutions of customer or supplier accounts in the ordinary course of business consistent with past practice.

                 (xi) Sold, transferred or conveyed any of the Assets or any of its other properties or assets (whether real, personal or mixed, tangible or intangible), except in the ordinary course of business consistent with past practice, including specifically any sales or transfers of any assets to Russ or any of its affiliates.

                (xii) Disposed of or permitted to lapse, or otherwise failed to preserve, any proprietary rights which were active as of January 1, 1995, disposed of or permitted to lapse any license, permit or other form of authorization, or disposed of or disclosed to any person, other than authorized representatives of Buyer, any customer list, trade secret, formula, process or know-how, except such as are not material to the business of Seller or otherwise in the ordinary course of business consistent with past practice.

               (xiii) Since January 1, 1995, granted any increase in the compensation of any officer or employee of Seller (including, without limitation, any increase pursuant to any bonus, pension, profit sharing or other plan or commitment) or instituted or adopted any new benefit programs, plans or other arrangements (including, without limitation, employment contracts or severance arrangements) for any officer or employee of Seller, other than in the ordinary course of business, and no such increases or new programs, plans or arrangements are required by agreement or understanding.

                 (xiv) Made any pension, retirement, profit sharing, bonus or other employee welfare or benefit payment to any officer or employee of Seller, except in the ordinary course of business.

                  (xv) Made any capital expenditures or commitments for replacements or additions to property, plant, equipment or intangible capital assets in excess of $50,000 in the aggregate.

                 (xvi) Made any change in any method of accounting or accounting practice.

                (xvii) Paid, loaned or advanced any amount to or in respect of, or sold, transferred or leased any Assets or any other properties or assets (whether real, personal or mixed, tangible or intangible) to, or entered into any agreement, arrangement or transaction with, any of the officers or directors of Seller, any affiliate or associate of Seller or of any of Seller's officers or directors, or any business or entity in which Seller, any officer or director of Seller, or any affiliate or associate of any such persons has any direct or indirect interest, except for (A) directors' fees and compensation to officers and employees of Seller at rates not exceeding the rates of compensation in effect as of January 1, 1995; (B) advances made to employees of Seller for travel and other business expenses in reasonable amounts in the ordinary course of business; and (C) transactions otherwise entered into in the ordinary course of business consistent with past practice and permitted by clause (xx) below.

               (xviii)  Entered into any lease of real or personal property.

                 (xix) Terminated or amended or suffered the termination or amendment of, or failed to perform in any material respects all of its obligations, in a manner not consistent with past practice, or suffered or permitted any material default to exist, under any contract, lease, agreement or license.

                  (xx) Entered into any transactions not within the categories of intercompany transactions with Russ or any other affiliate of Seller listed on Schedule 3.06 hereto.

                 (xxi) Entered into any other material transactions or taken any other actions other than in the ordinary course of business consistent with past practice.

                (xxii) Agreed, whether in writing or otherwise, to take any action described in this Section 3.06(a) other than actions expressly permitted under this Section 3.06(a).

     3.07  Certain Tax Matters.

          (a) Seller, or Russ on behalf of Seller and as part of a consolidated return, has duly filed or has duly made application for extensions of, all federal, state and local Tax Returns (as defined below) required to be filed by it on or prior to the Closing Date, and all Taxes (as defined below) of every kind, character or description, shown by such Tax Returns to be due and payable, have been paid or extensions for payment have been granted. Seller, or Russ on behalf of Seller, has not received any notice from any taxing authority for the assessment of any additional Tax liability. Except as set forth in Schedule 3.07 hereto, there are no pending, or to the best of Seller's knowledge, threatened audits or other proceedings by and governmental taxing authority with respect to the payment of Taxes. Seller, or Russ on behalf of Seller, has duly withheld and, if payable, paid all Taxes which it is required to withhold from, and pay relating to, compensation paid to its employees and sales representatives.

          (b) For purposes of this Agreement, the term "Taxes" shall mean all taxes, charges, fees, levies or other assessments, including, without limitation, income, gross receipts, excise, real and personal property, sales, transfer, license, payroll and franchise taxes, imposed by the United States, or any state, local or foreign government or subdivision or agency thereof; and such term shall include any interest, penalties or additions to tax attributable to such assessments. For purposes of this Agreement, the term "Tax Return" shall mean any report, return or other information required to be supplied to any governmental taxing authority in connection with Taxes.

     3.08  Title to Properties; Encumbrances.  Except as set forth on Schedule
3.08 hereto, Seller has good, valid and marketable title to all of the Assets, which include, without limitation, all the Assets reflected in the Unaudited October 31st Balance Sheet (except for Assets disposed of in the ordinary course of business consistent with past practice since October 31, 1995) and in the Audited November 30th Balance Sheet, free and clear of all Liens except Permitted Liens (as those terms are hereinafter defined) and all Assets which will be reflected on the Estimated and Final Closing Date Balance Sheets. None of the Assets are subject to any mortgage, pledge, lien, security interest, conditional sale agreement, encumbrance, restriction, charge or claim of any kind (whether absolute, accrued, contingent or otherwise) (collectively "Liens"), except for (a) Liens set forth on Schedule 3.08 hereto, and (b) rights of parties pursuant to contracts listed on Schedule 3.18 hereto (such Liens referred to in clauses (a) and (b) of this sentence are hereinafter referred to as "Permitted Liens"). The foregoing notwithstanding, Seller acknowledges that all obligations with respect to Permitted Liens relating to liabilities which are not Assumed Liabilities shall remain with Seller following the Closing and shall be satisfied in the ordinary course. For purposes of this Section 3.08, the term "Assets" shall not include any proprietary rights other than those U.S. proprietary rights of Seller which are defined as Active Proprietary Rights in Section 3.13 hereof.

     3.09 Fixed and Other Tangible Assets. Schedule 3.09 hereto contains an accurate description of all fixed and other tangible assets, individually or by type, category or location, owned, leased, used or occupied by Seller (collectively, the "Fixed Assets"). Except as set forth on Schedule 3.09 hereto, such Fixed Assets are (i) structurally sound, (ii) in good operating condition and repair and (iii) not in need of maintenance or repairs, except for ordinary, routine maintenance and repairs and such defects which are not, in the aggregate, expected to have a Material Adverse Effect. Seller has not received any notification that it is in violation of any applicable building, zoning, anti-pollution, health or other law, ordinance or regulation in respect of Seller's Fixed Assets or operations, which violation remains uncured, and no such violation exists, except for such violations which would not be expected to have a Material Adverse Effect. During the past three years, there has not been any significant interruption of the operations of Seller due to inadequate maintenance of Seller's Fixed Assets.

     3.10 Inventory. All inventory of Seller, whether reflected in the Unaudited October 31st Balance Sheet, in the Audited November 30th Balance Sheet or otherwise, consists of a quality usable and salable in the ordinary course of business (it being understood that based upon market conditions, such inventory may or may not ultimately be sold). The values at which all inventories of Seller are carried on the Unaudited October 31st Balance Sheet and will be carried on Seller's books in the Audited November 30th Balance Sheet and at the Closing Date reflect the historical inventory valuation policy of Seller of stating such inventories at the lower of cost or market value (first in, first out). Except as set forth on Schedule 3.10 hereto, all of Seller's inventory is held at Seller's facilities. Seller does not know of any adverse condition presently affecting the supply of materials available to Seller. The Unaudited October 31st Balance Sheet reflects (and the Audited November 30th Balance Sheet will reflect) adequate reserves for inventory write downs on a basis consistent with that of prior years.

     3.11 Leases. Schedule 3.11 hereto contains an accurate and complete list of each lease (the "Leases") pursuant to which Seller leases real or personal property. True and complete copies of all Leases have been previously delivered to Buyer, together with all amendments, modifications, supplements or side letters affecting the obligations of any party thereunder. Seller is not in default with respect to any of the Leases and all such Leases are, and notwithstanding any assignment thereof to Buyer will be, valid, binding and enforceable in accordance with their respective terms and in full force and effect. All rent and other sums and charges payable by Seller under or in respect of such leases are current.

    3.12 Accounts Receivable. Schedule 3.12 hereto is a schedule of the accounts receivable of Seller as of October 31, 1995 as reflected in the Unaudited October 31st Balance Sheet, together with an accurate aging of these accounts. These accounts receivable, and all accounts receivable of Seller created after that date, arose from valid sales in the ordinary course of business. Except for certain accounts noted on Schedule 3.12 hereto or otherwise reserved for under uncollectible accounts as being doubtful, or uncollectible, there are no accounts which cannot be collected in full which are actually known to Seller or which Seller should know in the exercise of reasonable diligence. The Unaudited October 31st Balance Sheet reflects, and the Audited November 30th Balance Sheet and the Estimated and Final Closing Date Balance Sheets will reflect, adequate reserves for doubtful accounts and trade discounts.

     3.13 Proprietary Rights. Schedule 3.13(a) hereto contains a complete list of all registered trademarks, trade names, assumed names, service marks, logos, patents, copyrights and all applications therefor (including trademarks, patents and copyrights) that are used in or are necessary for the conduct of Seller's business as currently conducted with respect to the products offered for sale by Seller (collectively, the "Registered Active Proprietary Rights"). The Registered Active Proprietary Rights, together with all other similar rights presently owned, held or used by Seller or with respect to which Seller owns, holds or uses any license or other direct or indirect interest that are used in or are necessary for the conduct of Seller's business, as currently conducted with respect to the products offered for sale by Seller, are collectively referred to herein as, the "Active Proprietary Rights". No Active Proprietary Rights or any trade secrets, customer lists, supplier list or know-how used by Seller, and no services or products sold by Seller conflict in any material respect with or infringe upon any rights ("Third Party Proprietary Rights") or services or products of any other person or entity. Except as set forth on Schedule 3.13(a) hereto, within the past three years, Seller has not received any notices of claims by any person with respect to the ownership, validity, license or use of the Active Proprietary Rights or the production, provision or sale of any services or products by Seller and, to the best of Seller's knowledge, there is no basis for any such claim (it being understood that, with respect to foreign Governmental Agencies and other foreign third parties, Seller is only representing and warranting as to the best recollection of its officers, without due inquiry.) Subject to rights not granted to Seller or other restrictions contained in the license agreements referred to on Schedule 3.18 hereto, Seller has the right to use, and has taken all reasonable measures to maintain and pro-tect its right to use, the Active Proprietary Rights as they presently are being used by Seller. Seller has disclosed, and Buyer hereby acknowledges, however, that it has not (with certain exceptions) been Seller's usual and customary practice to register its trademarks and copyrights. Seller has the right, in all material respects, to produce, provide and sell the services and products produced, provided and sold by it, and to conduct its business as heretofore conducted, and the consummation of the transactions contemplated hereby will not result in the loss, alteration or impairment of any such rights, except to the extent that Seller is not able to obtain any of the consents that are referred to on Schedule 3.26 hereto. Schedule 3.13(b) hereto contains a list of all other registered proprietary rights known to Seller and not currently used by Seller in which Seller may have an ownership interest and/or right to use for which no representation of ownership or right to use is made.

     3.14 Litigation. Except as set forth on Schedule 3.14 hereto there are no claims, actions, suits, proceedings or investigations pending (for which service of process has been received) or, to the best knowledge of Seller since January 1, 1993, threatened by or against Seller or the Assets. Except as set forth on Schedule 3.14 hereto, Seller does not know of any valid basis for any other claims, actions, suits, proceedings or investigations.

     3.15 Insurance. Schedule 3.15 hereto sets forth a complete and accurate list of all policies (including their respective expiration dates) of fire, liability, product liability, business interruption, workmen's compensation, health, life, title and other forms of insurance presently in effect with respect to Seller and its business (true copies of which have heretofore been delivered to Buyer).

     3.16  Employee Benefit Plans; ERISA

          (a) Schedule 3.16 hereto contains an accurate and complete description of, and sets forth the annual amount accrued or payable for the fiscal year ended December 31, 1994 under, each employment, consulting, bonus, deferred compensation, incentive compensation, severance or termination pay, disability hospitalization or other medical, dental, vision, life or other insurance, stock purchase, stock option, stock appreciation, stock award, pension, profit sharing or retirement plan, agreement or arrangement, and each other employee benefit plan or arrangement, whether formal or informal, written or oral, and whether legally binding or not, maintained or contributed to by Seller covering its employees, former employees, retirees or sales personnel (collectively, "Plans"). In addition, Schedule 3.16 hereto contains an accurate and complete description of any amounts payable, or which will become payable, under any of Seller's former pension, profit sharing or retirement plan, agreement or arrangement, to any participant, beneficiary or any other third party. Seller does not have any formal plan or commitment, whether legally binding or not, to create any additional plan, agreement or arrangement or modify or change any existing Plan that would affect any of its employees, former employees, retirees or sales personnel. Seller has heretofore delivered to Buyer true and complete copies of the Plans, the trusts relating thereto and all other relevant documents governing or relating to the Plans in effect on the date hereof (including without limitation, the latest annual report filed with respect to each of the Plans, as applicable).

          (b) Except as set forth on Schedule 3.16 hereto, Seller does not maintain, nor has it ever maintained since 1988, any "employee pension benefit plan", as such term is defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the rules and regulations promulgated thereunder, covering its employees, former employees or retirees, including but not limited to, any non-qualified retire-ment plan. Seller does not maintain, nor has it ever maintained or contributed to, a "multiemployer plan", as that term is defined in Section 3(37) of ERISA. Neither Seller, any of the Plans, any trust created thereunder, nor any trustee or administrator thereof has engaged in a transaction involving any of the Plans in connection with which Buyer, Seller or any of the Plans, any such trust, or any trustee or administrator thereof, or any other party dealing with the Plans or any such trust, could be subject to either a civil penalty assessed pursuant to Section 406 of ERISA, or a tax imposed by Section 4975 of the Code.

          (c) Full payment has been made of all amounts which Seller is required to pay under the terms of the Plans as a contribution to such Plans as of the last day of the most recent fiscal year of each of the Plans ended prior to the date of this Agreement.

          (d) Each of the Plans is and has been operated and administered in all material respects in accordance with applicable laws, including but not limited to ERISA and the Code. Except as set forth on Schedule 3.16 hereto, each Plan subject to Section 401(a) of the Code has received a favorable determination from the Internal Revenue Service that the Plan satisfies the requirements of Section 401(a) of the Code as amended by the Tax

Reform Act of 1986, for the Plan to be tax qualified, and no facts exist which could reasonably be expected to adversely affect the tax-qualified status of any such Plan.

          (e) There are no pending, or to Seller's knowledge, threatened or anticipated claims against or otherwise involving any of the Plans or related trusts, or any fiduciary thereof, by or on behalf of the Plans by any employee or beneficiary covered under the Plans, or otherwise involving the Plans (other than routine claims for benefits). There is no judgment, decree, injunction, rule or order of any court, governmental body, commission, agency or arbitrator outstanding against or in favor of any Plan or any fiduciary thereof in that capacity. The Assets are not, and will not, either as a result of any circumstances existing prior to the Closing Date or as a result of the consummation of the transactions contemplated by this Agreement, be subject to any claims under any Plan maintained by Seller or in which employees, former employees or retirees of Seller participate.

          (f) Seller has not engaged in any transaction, failed to make any required contribution, committed any act or omission or otherwise incurred any liability for any excise tax under Sections 4971 through 4980B of the Code, inclusive.

     3.17 Schedules. Any information clearly disclosed on one Exhibit or Schedule hereto that relates to the subject of another Exhibit or Schedule hereto shall be deemed to be included in such other Exhibit or Schedule.

     3.18 Contracts and Commitments. Except as set forth on Schedule 3.18 hereto:

          (a) Seller is not a party to any contract, commitment, arrangement or understanding, oral or written, involving payments to or from Seller in the amount of $10,000 or more (other than purchase orders not in excess of $50,000);

          (b) Subject to obtaining any requisite consents of third parties as specified on Schedule 3.26 hereto, the enforceability, validity and effectiveness of the contracts, commitments, arrangements and understandings listed on Schedule 3.18 hereto after the Closing will not adversely be affected in any manner by the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby;

          (c) No purchase commitment of Seller, or by which Seller is bound, materially deviates from the anticipated or normal, ordinary and usual requirements of Seller or is for a materially excessive price;

          (d) Seller is not a party to or bound by (i) any outstanding contracts with officers, employees, agents, consultants, advisors, salesmen, sales representatives, distributors or dealers that are not cancelable by Seller on notice of not longer than 60 days and without liability, penalty or premium or (ii) any agreements that contain any severance or termination pay, liabilities or obligations;

          (e) Seller has not given any power of attorney (whether revocable or irrevocable) to any person, firm or corporation for any purpose whatsoever, except for tax, customs and/or foreign trademark registration purposes;

          (f) Seller is not in, and is not aware of any valid basis for any valid claim of, breach or violation of, or default in any material respect under any of its contracts, commitments, arrangements or understandings and no event has occurred which constitutes or, with the lapse of time or the giving of notice, or both, would constitute such a breach, violation or default by Seller thereunder; and

          (g) True and correct copies of all contracts, commitments, arrangements and understandings set forth on Schedule 3.18 hereto have heretofore been delivered by Seller to Buyer.

     3.19 Customers and Suppliers. Schedule 3.19 hereto contains an accurate and complete list of the names and addresses of all of the customers of Seller since January 1, 1995 and all of the suppliers from whom Seller purchased supplies, inventory, equipment or services since January 1, 1995. During the three years immediately preceding the date hereof, Seller has not lost any customer (or any group of related customers) which accounted for more than 1% of the aggregate services and products sold by Seller during the past three fiscal years, nor has Seller lost any supplier which accounted for more than 1% of the aggregate supplies, inventory, equipment or services purchased by Seller during the past three fiscal years. Except as set forth in Schedule 3.19 hereto or the letters of credit identified on Schedule 3.18 hereto, Seller is not required to provide any bonding or other financial security arrangements in connection with any of the transactions with any of its customers or suppliers in the ordinary course of Seller's business. Seller has not received any written communications (direct or indirect) or oral direct communications of any intention of any customer or supplier identified on Schedule 3.19 hereto who represents at least 1% of 1994 sales, in the case of customers, or 1% of 1994 purchases, in the case of suppliers to discontinue its relation-ship as a customer or supplier of, or materially reduce its purchases from or supplies to, Seller (or Buyer following the Closing) as a result of the transactions contemplated hereby or otherwise.

     3.20 Personnel. Schedule 3.20 hereto sets forth the names, titles and annual compensation of all officers, employees and sales representatives of Seller and the accrued vacation time of each such officer, employee and sales representatives as of the most recent practicable date. Seller is not in default in any material respect with respect to any of its obligations to such officers, employees and sales representatives. Except as set forth herein and on Schedule 3.20 hereto, Seller has not received any written notice or oral notice not in the ordinary course of business that any of the officers, employees or sales representatives listed on Schedule 3.20 hereto intend to terminate their relationship with Seller, prior to the Closing, or Buyer, following the Closing, as a result of the transactions contemplated hereby or otherwise. Seller has disclosed, and Buyer acknowledges, that a significant number of sales personnel customarily leave employment or are terminated (some of whom may be replaced) during the months of December, January and February of each year.

     3.21  Labor Relations.  Except as and to the extent not set forth on
Schedule 3.21 hereto: (a) no collective bargaining agreement presently covers (nor has any, in the three years immediately preceding the date hereof, covered) any employees or sale representatives of Seller, nor is any currently being negotiated by Seller and, to the best knowledge of Seller, no attempt to organize any group or all of the employees or sales representatives of Seller has been made or proposed; (b) there is no labor strike, dispute, slowdown or stoppage actually pending or, to the best knowledge of Seller, threatened against or involving Seller; (c) Seller is in compliance in all material respects with all federal, state and local laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice; (d) there is no unfair labor practice complaint against Seller pending or, to the best knowledge of Seller, threatened before the National Labor Relations Board; (e) no charge or grievance with respect to or relating to the employees or sales representatives of Seller is pending before the Equal Employment Opportunity Commission or any state, local or foreign agency responsible for the prevention of unlawful practices; (f) Seller has not received any notice of the intent of any federal, state, local or foreign agency responsible for the enforcement of labor or employment laws to conduct an investigation of or relating to Seller with respect to its employees or sales representatives and, to the best knowledge of Seller, no such investigation is in progress; (g) no private agreement restricts Seller from relocating, closing or terminating any of its operations or facilities; and (h) Seller has not in the past five years experienced any work stoppage or other labor difficulty or, to the best of its knowledge, committed any unfair labor practice.

     3.22  Environmental Protection.

          (a) For purposes of this Section 3.22, the following definitions shall apply:

                 (i) "Environmental Laws" shall mean all federal, state, local and foreign laws relating to pollution or protection of the environment, including laws applicable to the Assets relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes.

                (ii) "Environmental Claim" shall mean any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter or other communication from any governmental agency, department, bureau, office or other authority having jurisdiction, or any third party, involving violations of Environmental Laws or Releases of Hazardous Materials, which Environmental Claim reaches or has the potential of reaching the Assets.

               (iii) "Environmental Liabilities" shall mean any monetary obligations, losses, damages, liabilities (including strict liability), punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable out-of-pocket fees, disbursements and expenses of counsel, out-of-pocket expert and consulting fees and out-of-pocket costs for environmental site assessments, remedial investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any Environmental Claim filed by any governmental authority or any third party which relate to any violations of Environmental Laws, or Release or threatened

Release of Hazardous Materials from or onto (A) any property presently or formerly owned by Seller or a predecessor in interest, or (B) any facility which received Hazardous Materials generated by Seller or a predecessor in interest.

               (iv) "Hazardous Materials" shall mean (A) any element, compound, or chemical that is defined, listed or otherwise classified as a contaminant, pollutant, toxic pollutant, toxic or hazardous substance, extremely hazardous substance or chemical, hazardous waste, medical waste, biohazardous or infectious waste, special waste, or solid waste under Environmental Laws; (B) petroleum and its refined products; (C) polychlorinated biphenyls; (D) any substance exhibiting a hazardous waste characteristic (as defined under Environmental Laws), including but not limited to, corrosivity, ignitability, toxicity or reactivity as well as any radioactive or explosive materials; and (E) asbestos-containing materials.

                (v) "Release" shall mean any spilling, leaking, pumping, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing of Hazardous Materials (including the abandonment or discarding of barrels, containers or other closed receptacles containing Hazardous Materials) into the environment.

          (b) Except as set forth on Schedule 3.22 hereto, Seller has obtained all permits, licenses or authorizations required by Environmental Laws and all such permits, licenses or authorizations are in full force and effect.

          (c) Except as set forth on Schedule 3.22 hereto, the operations of Seller are in full compliance with all Environmental Laws.

          (d) Except as set forth on Schedule 3.22 hereto, there has been no Release at any of the properties owned or operated by Seller or a predecessor in interest, at any disposal or treatment facility which received Hazardous Materials generated by Seller or a predecessor in interest which is reasonably likely to result in Environmental Liabilities that have a Material Adverse Effect.

          (e) Except as set forth on Schedule 3.22 hereto, during the five years immediately preceding the date hereof, (said five year period shall be three years with respect to Seller's former facility in Hollywood, California), no Environmental Claims have been asserted against Seller or any predecessor in interest nor does Seller have knowledge or notice of any threatened or pending Environmental Claims against Seller or any predecessor in interest which is reasonably likely to result in Environmental Liabilities that have a Material Adverse Effect.

     3.23 No Breach. Except as set forth on Schedule 3.23 hereto, each arrangement (whether evidenced by a written document or otherwise and of whatever type) referred to in this Agreement or in any of the Schedules hereto, under which Seller has any right, interest or obligation, is, except as specifically indicated herein or in the Schedules describing such arrangement, in full force and effect; except as set forth on Schedule 3.23 hereto, there are no material outstanding disputes thereunder or, to the best knowledge of Seller, threatened cancellations thereof, and Seller has not breached any material provision of, nor does there exist any default of, or event (including the execution and delivery of this Agreement and the Related Documents (to the extent a party thereto) and the consummation of the transactions contemplated hereby and thereby) except for obtaining any required consent which with the giving of notice or the passage of time or both would become a breach or default of, the terms of any such arrangement and to the best knowledge of Seller, none of the other parties to such arrangements has breached any of the material terms or provisions of such arrangements or is in material default thereunder.

     3.24 Compliance with Applicable Law. Seller has in the past duly complied, and is presently duly complying, in all material respects, with respect to its operations, real property, equipment and all other property, leases, practices and all other aspects of its business, with all applicable laws (whether statutory or otherwise), rules, regulations, orders, ordinances, judgments or decrees of all governmental authorities (federal, state, local, foreign or otherwise) (collectively, "Laws"), including, without limitation, the Federal Occupational Safety and Health Act, ERISA, the United States Copyright Act, the Internal Revenue Code of 1986, as amended, the Federal Food, Drug and Cosmetics Act, as amended, and the applicable regulations and requirements adopted by the U.S. Food & Drug Administration, all Laws relating to the safe conduct of business, all franchise and business opportunity Laws and all Laws relating to environmental protection and conservation. Except as described on Schedule 3.24 hereto, Seller has not received during the three years immediately preceding the date hereof any notification of any asserted present or past failure of Seller to comply with any of such Laws. Seller has all licenses, franchises, permits and other governmental authorizations reasonably necessary for all businesses presently carried on by it (including owning and leasing the real and personal property owned and leased by it), except such licenses, franchises, permits and authorizations, the absence of which would not be expected to have a Material Adverse Effect on Seller. Seller has filed in a timely matter all reports, documents and other materials required to be filed by it with any governmental bureau, agency or instrumentality (and the information contained in each of such filings is true, correct and complete in all material respects). Seller has retained all records and documents required to be retained by it pursuant to any law, ordinance, rule, regulation, order, policy, guideline or other requirement of any governmental authority.

     3.25 Adequacy of Assets. Except as set forth on Schedule 3.25 hereto, the Assets include all or materially all of the properties and assets, real, personal and mixed, tangible and intangible, and all leases, contracts and other agreements (currently owned by Seller or to which Seller is a party) which are presently used by Seller in the operation of its business. Seller believes that such Assets (together with the excepted assets set forth on Schedule 3.25 which Buyer has agreed are not part of this sale) are reasonably adequate, in all material respects, for the conduct of its business in the manner and under the circumstances that such business is presently conducted by

Seller as of the date hereof. However, nothing herein shall constitute a representation by Seller that such Assets are adequate for the purpose of conducting business as may be contemplated by Buyer subsequent to Closing.

     3.26 Consents. Schedule 3.26 hereto sets forth a list and description of all consents, approvals, authorizations or orders of any Governmental Agency or other third party necessary for the authorization, execution and delivery by Seller of this Agreement and the Related Documents (to the extent a party thereto) and the consummation of the transactions contemplated hereby and thereby, including without limitation, the sale, conveyance, assignment, transfer and delivery of the Assets to Buyer.

     3.27 Accounts Payable. Schedule 3.27 hereto sets forth a true and correct aged list of all accounts payable of Seller as of the end of the month immediately preceding the date hereof. Prior to Closing, Seller shall provide Buyer with an updated Schedule 3.27 as at the Closing Date as part of the Estimated Closing Date Balance Sheet. All accounts payable have arisen in the ordinary course of business of Seller. Seller has, or is capable of obtaining through existing borrowing channels, adequate funds to pay all accounts payable that come due prior to the Closing Date.

     3.28 Disclosure. No representation or warranty to Buyer contained in this Agreement, and no statement contained in any Schedule hereto or any certificate, document or instrument delivered or made available to Buyer by Seller or its representatives pursuant hereto or in connection with Buyer's due diligence review of Seller (excluding financial projections) contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading.

IV.  REPRESENTATIONS AND WARRANTIES OF BUYER AND ZEBRA

     Buyer and Zebra hereby represent and warrant (as to themselves only) to Seller as follows:

     4.01 Organization. Each of Buyer and Zebra is a corporation duly organized, validly existing and in good standing under the laws of the State of its respective jurisdiction and has the corporate power and authority to enter into this Agreement and the Related Documents (to the extent a party thereto), and to carry out the transactions contemplated hereby and thereby.

     4.02 Authorization. The Board of Directors and shareholders, if applicable, of Buyer and Zebra have duly authorized the execution and delivery of this Agreement and the Related Documents (to the extent a party thereto) and the consummation by Buyer and/or Zebra of the transactions contemplated hereby and thereby. No other corporate or other proceedings on the part of Buyer or Zebra are necessary to authorize this Agreement and the Related Documents or the transactions contemplated hereby or thereby.

     4.03 Valid and Binding Agreement. This Agreement constitutes, and when executed and delivered each of the Related Documents will constitute, a valid and binding agreement of Buyer and Zebra (to the extent a party thereto) enforceable against Buyer and Zebra (to the extent a party thereto) in accordance with its terms, except that (i) such enforcement may be limited by or subject to any bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to or limiting creditors' rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief are subject to certain equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

     4.04 No Violation. Neither the execution and delivery of this Agreement or the Related Documents nor the consummation by

Buyer and/or Zebra of the transactions contemplated hereby or thereby (a) will violate or conflict with any statute, law, ordinance, rule, regulation, order, judgment or decree affecting Buyer or Zebra, or (b) will violate or conflict with or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or will result in the termination of, or accelerate the performance required by, or result in the creation of any lien, security interest, charge or encumbrance upon Buyer or Zebra or any of their respective assets under, any term or provision of (i) the Articles of Incorporation or By-Laws (or equivalent organizational documents) of Buyer or Zebra or (ii) any contract, commitment, understanding, arrangement, agreement or restriction of any kind or character to which Buyer or Zebra is a party or by which Buyer or Zebra may be bound or affected, or to which Buyer or Zebra or their respective assets are subject, or (c) will cause, or give any person grounds to cause (with or without notice, the passage of time, or both), the maturity of any debt, liability or obligation of Buyer or Zebra to be accelerated, or will increase any such liability or obligation, excluding from the foregoing (other than clause (b)(i) above) those violations, conflicts, defaults, rights or terminations which would not, individually or in the aggregate, be expected to have a material adverse effect on the business, assets, condition (financial or otherwise), results of operations or prospects of Buyer or Zebra, as the case may be. No consent, approval, authorization or action by any Governmental Agency is required in connection with the execution and delivery by Buyer or Zebra of this Agreement and the Related Documents or the consummation by Buyer and/or Zebra of the transactions contemplated hereby or thereby. Buyer and Zebra have heretofore delivered to Seller true and complete copies of their respective Articles of Incorporation and By-laws (or equivalent organizational documents) as in effect on the date hereof.

     4.05 H-S-R Filing. As of the date hereof and as of the Closing Date, the ownership structure of Buyer, Zebra and their respective affiliates is such that a filing under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 relating to the transactions contemplated by this Agreement is not necessary or required. Specifically, Zebra and Buyer each represent that Zebra or Buyer (and all of their respective controlled entities) do not have total gross assets or annual net sales of $10,000,000 or more and will not have gross assets or annual net sales in those amounts at the time of Closing. Buyer and Zebra shall jointly and severally indemnify and hold harmless and defend

Seller, Russ or Russell Berrie, individually, against any and all penalties which may be assessed against Seller, Russ or Russell Berrie, individually as a result of a breach of this representation. This representation shall survive Closing.

     4.06 WARN Applicability. Buyer does not have any present plans with respect to Transferred Employees (as defined in Section 5.06(a) hereof) that would cause WARN (as defined in Section 5.06(b) hereof) to become applicable to the transactions contemplated by this Agreement including without limitation any discharge of Transferred Employees. Buyer agrees to promptly notify Seller and comply, at Buyer's expense, with the requirements of WARN in the event of any change that would cause WARN to become applicable. Buyer shall indemnify and hold harmless and defend Seller against any and all penalties which may be assessed against Seller as a result of the failure to comply with WARN.

V.  OTHER OBLIGATIONS OF THE PARTIES

     5.01 Conduct of Business Pending the Closing. Seller agrees that, except as provided on Schedule 5.01 hereto, from the date hereof until the Closing, unless otherwise consented to by Buyer in writing, Seller will conduct its business diligently and in the ordinary course and consistent with past practice. Seller will use reasonable efforts to preserve intact its business, operations, organization, goodwill and work force and maintain its relationships with customers and suppliers and will conduct its business (taken as a whole) in a fiscally sound manner consistent with the operation of its business prior to the date hereof. Seller will continue all practices, policies, procedures and operations in substantially the same manner as heretofore conducted. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement or with the prior written consent of Buyer, from the date hereof to the Closing, Seller will not:

            (i) Declare or pay any dividends or declare or make any other distributions of any kind to its shareholder or make any direct or indirect redemption, retirement, purchase or other acquisition of any shares of its capital stock.

           (ii) Make any change in its business or operations or in the manner of conducting its business (other than changes in the ordinary course of business consistent with past practice), including without limitation, conduct relating to the collection of accounts receivable, including the setting of terms for receivables or credit dating policies, the payment of accounts payable and the maintenance of inventory levels, including the purchasing of products, reserving inventory and closing out inventory (it being understood that from the date hereof to the Closing, Seller will not, without the prior written consent of Buyer, make purchases of inventory not in the ordinary course of business).

          (iii) Incur any obligations or liabilities, including without limitation, intercompany obligations or liabilities (whether absolute, accrued, contingent or otherwise and whether due or to become due), except items incurred in the ordinary course of business consistent with past practice, or permit any change in any assumptions underlying or methods of calculating any bad debt, contingency or other reserves, including without limitation, inventory write-off reserves.

           (iv) Fail to pay, discharge and/or satisfy its debts, liabilities or obligations on a timely basis as they become due or consistent with past practice, including without limitation, intercompany liabilities.

            (v) Fail to pay, discharge and/or satisfy any claim, lien, encumbrance or liability (whether absolute, accrued, contingent or otherwise), except for intercompany liabil-ities incurred in the ordinary course of business consistent with past practice.

            (vi) Permit or allow any of the Assets or any of its other properties or assets (whether personal or mixed, tangible or intangible) to be mortgaged, pledged or subjected to any lien, encumbrance, restriction or charge of any kind except Permitted Liens.

           (vii) Write off or determine to write off as uncollectible any of its notes or accounts receivable or any portion thereof, except for write-offs in the ordinary course of business consistent with past practice.

          (viii) Cancel or release any other debts or claims, or waive any rights of substantial value, except for routine settlements or resolutions of customer or supplier accounts in the ordinary course of business consistent with past practice, or sell, transfer or convey any of the Assets or any of its other properties or assets (whether personal or mixed, tangible or intangible), except in the ordinary course of business consistent with past practice.

            (ix) Dispose of, permit to lapse, or otherwise fail to preserve any of the Active Proprietary Rights, dispose of or permit to lapse any license (other than those which lapse by passage of time and/or in accordance with their terms), permit or other form of authorization, or dispose of or disclose to any person, (other than Russ, Seller's manufacturers, or authorized representatives of Buyer) any customer list, trade secret, formula, process or know-how.

             (x) Except pursuant to arrangements existing as of August 7, 1995, grant any increase in the compensation of any officer or employee of Seller (including, without limitation, any increase pursuant to any bonus, pension, profit sharing or other plan or commitment) or institute or adopt any new Plan (including without limitation, employment contracts or severance arrangements) for any officer or employee of Seller, or modify, amend or terminate any existing Plan.

            (xi) Make any pension, retirement, profit sharing, bonus, severance or other employee welfare or benefit payment to any officer or employee of Seller, except in the ordinary course of business or pursuant to compensation arrangements existing as of August 7, 1995.

           (xii) Make any capital expenditures or commitments for replacements or additions to property, plant, equipment or intangible capital assets in excess of $10,000.

          (xiii) Make any change in any method of accounting or accounting practice.

           (xiv) Other than in the ordinary course of business, pay, loan or advance any amount to or in respect of, or sell, transfer or lease any Assets or any other properties or assets (whether real, personal or mixed, tangible or intangible) to, or enter into any agreement, arrangement or transaction with, any of the officers or directors of Seller, any affiliate or associate of Seller or of any of Seller's officers or directors, or any business or entity in which Seller, any officer or director of Seller, or any affiliate or associate of any such persons, has any direct or indirect interest, except for (A) directors' fees and compensation to officers and employees of Seller at rates not exceeding the rates of compensation in effect as of the date hereof, (B) advances made to employees of Seller for travel and other business expenses in reasonable amounts consistent with past practice or (C) payments to or arrangements made with Bright of America, Inc. (and/or Cap Toys, Inc. for work performed or to be performed on behalf of Seller in the ordinary course of business and consistent with past practice.

            (xv) Enter into any lease of real or personal property except for those transactions contemplated by this Agreement or otherwise in the ordinary course of business.

           (xvi) Terminate or amend or suffer the early termination or amendment of, or fail to perform all of its obligations or suffered or permitted any default to exist, under any contract, lease, agreement or license other than termination by the passage of time and under the terms of such document.

          (xvii) Enter into any transactions not within the categories of intercompany transactions with Russ or any other affiliate of Seller listed on Schedule 5.01 hereto.

         (xviii) Enter into any other transactions or take any other actions other than in the ordinary course of business consistent with past practice.

           (xix) Agree, whether in writing or otherwise, to take any action prohibited in this Section 5.01.

     5.02 Other Obligations of Seller Pending the Closing. Seller agrees that from the date hereof until the Closing, unless otherwise consented to by Buyer in writing:

          (a) Access. Seller will permit Buyer and its representatives reasonable access throughout the period prior to the

Closing (upon reasonable notice) to all of Seller's property, books, contracts, commitments and records and will furnish Buyer and its representatives during such period with all information concerning Seller's respective businesses and their respective operations, assets, liabilities and prospects as Buyer or its representatives may reasonably request. Buyer and its agents and representatives will also be permitted, subject to Seller's prior written approval not to be unreasonably withheld, to contact suppliers, customers and others having business relationships with Seller.

          (b) Other Transactions. Unless and until this Agreement is terminated pursuant to Section 9.01 hereof, Seller will not, and Seller will cause its directors, officers, employees, agents and affiliates not to, directly or indirectly, solicit or initiate the submission of proposals or offers from, or solicit, encourage, entertain or enter into any agreement, arrangement or understanding with, or engage in any discussions with, or furnish any information to, any person or entity, other than Buyer or a representative thereof, with respect to the acquisition of all or any part of Seller, or its business.

          (c) Insurance. Seller will maintain the insurance coverage specified in Schedule 3.15 hereto, or policies providing substantially equivalent coverage, in full force and effect.

          (d) Consents. Seller will use reasonable efforts to obtain, prior to the Closing, all consents, approvals, authorizations and orders necessary for the consummation of the transactions contemplated hereby as listed on
Schedule 3.26 hereto. All such consents will be in writing and copies thereof will be delivered to Buyer promptly after Seller's receipt thereof but in no event later than immediately prior to the Closing.

          (e) Motor Vehicles. Seller will take all actions and prepare all documents necessary to effect the transfer to Buyer of all motor vehicle licenses and registrations pertaining to automobiles, trucks and other motor vehicles of whatever kind owned by Seller (including, without limitation, those motor vehicles currently being used by Harry Drum and Russ Rossi) in compliance with the motor vehicle registration, licensing and other applicable laws of any jurisdictions where such motor vehicles are registered or licensed. All such documents evidencing the transfers of licenses and registrations required hereby shall be delivered to Buyer at the Closing, or as soon thereafter as is reasonably practical.

          (f) Supplemental Disclosure. Seller agrees that, with respect to the representations and warranties made in this Agreement, it shall have the continuing obligation, between the date hereof and the Closing Date, to promptly supplement or amend the Schedules to this Agreement with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Schedules to this Agreement; provided, however, that for purposes of the rights and obligations of the parties hereunder, any such supplemental or amended Schedules, and any matters discovered by Buyer in the course of its due diligence review (to the extent that they relate to matters or events that arose prior to the date hereof, should have been included in the original Schedules to this Agreement and result in a material breach of any representation or warranty made by Seller in this Agreement), shall not be deemed to cure any prior breach of any representation or warranty made in this Agreement or to have been disclosed as of the date of this Agreement. In the event of any supplemental disclosures by Seller prior to the Closing which either (i) relate to matters or events that arose on or prior to the date hereof, should have been included in the original Schedules to this Agreement and result in a material breach of any representation or warranty made by Seller in this Agreement or
(ii) relate to matters or events that arose after the date hereof, could not have been included in the original Schedules to this Agreement and result in a material diminution in the value of the Assets being purchased hereunder, Buyer shall have the right to terminate this Agreement upon written notice served on Seller within three days from receipt of any such supplemental disclosure; provided that Buyer's right to terminate under this subsection (f) shall be limited as follows: (A) In the event of a breach under clause (i) or (ii) above which is insignificant or immaterial in terms of impact on the Assets or the business of Seller, Buyer shall have no right to terminate this Agreement or to recover damages; (B) In the event of a breach under clause (i) above which is significant or material in its impact on the Assets or the business of Seller but does not rise to the level of a material diminution in the value of the Assets or the business of Seller, Buyer shall not have the right to terminate but shall be entitled to recover damages for such breach; (C) In the event of a breach which results in a material diminution in the value of the Assets or constitutes a Material Adverse Effect as defined in Section 3.01(b) hereof, Buyer will have the right to terminate this Agreement prior to Closing as its sole remedy as hereinafter provided. It is understood that material diminution in the value of the business of Seller or the Assets is a lesser standard than Material Adverse Effect. If, upon receipt of any supplemental disclosure, Buyer fails to terminate this Agreement as herein provided, Buyer shall thereafter be barred from asserting any claim for damages or breach against Seller with respect solely to or based solely upon such supplemental disclosure, except as expressly set forth in subsection (B) above. In addition, if Buyer obtains actual knowledge that a representation or warranty of Seller herein is untrue, Buyer will inform Seller of such circumstance, but failure by Buyer to so inform Seller shall not limit Seller's representations or warranties or impair the Buyer's right to be indemnified in respect thereof as set forth in this Agreement except that any damages to be paid by Seller shall be reduced by the amount that Seller proves could have been mitigated had the misrepresentation or breach of warranty been disclosed prior to Closing (Seller shall have the burden of proof with respect to showing that such mitigation would have been possible and the amount thereof).

     5.03 Post-Closing Deliveries by Seller. As soon as practicable after the Closing Date, but prior to the expiration of the periods specified below, Seller shall deliver the following documents to
Buyer:

          (a) Within thirty (30) days after the Closing Date, Seller shall deliver to Buyer the books and records or copies thereof relating to the contracts, relationships, customer lists, historical shipping records and any other relevant documents reasonably related to any joint distribution or similar arrangements between Seller and Tri-Russ Int'l H.K., Ltd. that are reasonably requested by Buyer.

          (b) Seller shall assist Buyer, at Buyer's request, in Buyer's preparation of a balance sheet, income statement and statement of cash flows as at and for the twelve-month period ending December 31, 1995. In addition, Seller shall, at Buyer's request, provide Buyer with all information, to the extent available, necessary (relating to the period from November 30, 1995 to the Closing Date) for Buyer, together with Buyer's Accountants, to prepare an audited income statement and statement of cash flows for a period which includes the period from November 30, 1995 through the Closing Date.

     5.04 Taxes. Seller hereby agrees that it will be responsible for the payment of all Taxes due or assessed which relate to Seller or the Assets for all periods or portions there-of beginning before and ending on or before the Closing Date. Buyer hereby agrees that it will be responsible for the payment of all Taxes due or assessed which relate to the Assets for all periods or portions thereof from and after the Closing Date.

     5.05 Public Announcements. Buyer, on the one hand, and Seller and Russ, on the other hand, agree that, from the date hereof through the Closing, no public release or announcement concerning the transactions contemplated hereby shall be issued by either party without the prior consent of the other party, except as such release or announcement may be required by law, in which case the party required to make the release or announcement shall allow the other party reasonable time to comment on such release or announcement in advance of such issuance.

     5.06  Employee Matters.  (a) (i)  Except as otherwise provided in this
Section 5.06, Seller shall retain all obligations and liabilities in respect of each employee or former employee, including any beneficiary or dependent thereof who is not an employee of Seller, who accepts and commences employment with Buyer and/or its affiliates following the Closing (a "Transferred Employee"). Except as otherwise set forth on Schedule 5.06 hereto, on the Closing Date, Seller shall terminate all employees of Seller and Buyer shall offer employment on the

Closing Date to the individuals employed by Seller as of the Closing Date. Buyer shall provide such employees with notice of the terms of their employment promptly following the Closing.

               (ii) With respect to each Transferred Employee (including any beneficiary or dependent thereof), Seller shall retain all liabilities and obligations arising outside the ordinary course of business prior to Closing and those liabilities and obligations arising in the ordinary course of business prior to Closing that should have been discharged by Seller including, without limitation, all liabilities and obligations for all wages, salary, termination pay, severance pay, sick leave pay, vacation pay, pension plan or welfare plan benefits and any other benefits to which any Transferred Employee (including any beneficiary or dependent thereof) is entitled by virtue of: (A) employment by the Seller; (B) events occurring at or prior to the Closing; or
(C) termination of employment by the Seller at or prior to the Closing Date but excluding in all events any liability or obligation attributable to action or inaction by Buyer after the Closing Date. Buyer shall establish a section 401(k) plan (the "Buyer's Plan") having substantive provisions substantially similar to those of the Russ Section 401(k) Plan (the "Russ Plan") and under which the Transferred Employees shall be credited, for purposes of eligibility and vesting, with all prior service that was creditable for such purposes under the Russ Plan. On the Closing Date or as soon as practicable thereafter, Buyer shall furnish Russ with plan and trust documents applicable to the Buyer's Plan. As soon as practicable following receipt of such documents, Russ shall instruct the trustee of the Russ Plan to transfer to the Buyer's Plan all assets of the Russ Plan that at the date of such transfer are held by the Russ Plan in respect of Transferred Employees (including, without limitation, vested and non-vested account balances, all earnings on Transferred Employees account balances through the date of transfer and all contributions required to be made by the Seller under the terms of the Russ Plan and applicable law through the Closing ("Transferred Employees' Account Balances")). Upon completion of such transfer of the Transferred Employees' Account Balances to the Buyer's Plan, Seller, Russ, the Russ Plan and trust, trustee and fiduciaries thereunder shall have no further responsibility, obligation or liability with respect to the Transferred Employees' Account Balances or benefits in respect thereof and Buyer shall expressly assume all such responsibility, obligation or liability and shall indemnify and hold Seller and Russ harmless from any claims pertaining thereto. Seller agrees that such transfer shall not be contingent upon the Buyer's receipt of a letter of determination from the Internal Revenue Service recognizing the tax-qualified status of Buyer's Plan.

          (iii) Buyer agrees to do all things necessary to cause Buyer's Plan to comply with the requirements for qualification under Section 401(a) of the Code and for the trust thereunder to be exempt from tax under Section 501(a) of the Code, to obtain a favorable determination letter from the Internal Revenue Service with respect to such qualification, and to maintain the continuing qualification and exemption of the Buyer's Plan and trust thereunder. Buyer agrees to indemnify Seller, Russ, the Russ Plan, and the trustees of the Russ Plan (the "Indemnified Parties") and hold them harmless against any claim asserted against, liability imposed on (including, without limitation, tax liability), or cost incurred by (including reasonable attorneys' fees), any Indemnified Party with respect to the Transferred Employees' Account Balances by reason of any failure of Buyer to fully discharge all of its obligations under the preceding sentence.

          (b) Seller shall be responsible for all obligations and liabilities under the Workers Adjustment and Retraining

Notification Act of 1988, as amended, and each similar state law ("WARN"), with respect to its employees by reason of their severance or other termination of employment by Seller on or prior to the Closing Date. Buyer agrees that it will not terminate any Transferred Employees on the Closing Date but shall not be restricted from doing so after the Closing Date, subject to compliance with applicable laws, including but not limited to, WARN.

          (c) No provision of this Section 5.06 or any other provision of this Agreement shall create any third party beneficiary rights in any current or former employee of Seller (including any beneficiary or dependent thereof) in respect of continued employment or resumed employment, and no provision of this
Section 5.06 or any other provision of this Agreement shall create any rights in any such persons in respect of any benefits that may be provided, directly or indirectly, under any employee benefit plan or arrangement.

     5.07 Other Action. Each of the parties hereto shall use its best efforts to cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the purchase and sale of the Assets pursuant to this Agreement.

     5.08  Obligations of Buyer and Zebra Pending the Closing.

          (a) Buyer and Zebra each agrees that it will not, between the date hereof and the Closing, either alone or in combination with others, directly or indirectly, hire, employ, solicit, or offer employment to or attempt to hire, employ or solicit any employees of Russ, Seller or any of their respective affiliates, who are or were employed between August 7, 1995 and the Closing Date. The foregoing restrictions shall not apply to any individual who has not been employed by Russ, Seller or their respective affiliates for a period of sixty (60) days subject, however, to any non-compete agreements to which such individuals otherwise are or may be bound.

          (b) If the transactions contemplated by this Agreement are not consummated for any reason, the foregoing restrictions shall continue for a period of two years after the termination of this Agreement.

          (c) Zebra hereby agrees that, effective as of the Closing Date, it will not hire or attempt to hire any employee of Russ without Russ' prior written approval, for a period of two years following the Closing Date.

VI.  CONDITIONS TO OBLIGATIONS OF BUYER

     The obligations of Buyer hereunder are subject to the fulfillment, prior to or at the Closing, of each of the following conditions (any or all of which may be waived in whole or in part in writing by Buyer):

     6.01 Representations and Warranties. The representations and warranties made by Seller in this Agreement, and the statements of Seller contained in the Schedules hereto or in any other agreement, instrument or certificate delivered by Seller or Russ pursuant to this Agreement, shall (subject to Section 5.02(f) hereof) be true when made and at and as of the Closing Date as though such representations and warranties were made at and as of such date, except as otherwise contemplated (or permitted) by this Agreement, the Schedules hereto or in any other agreement, instrument or certificate delivered by Seller or Russ pursuant to this Agreement.

     6.02 Performance. Seller and Russ shall have performed and complied with all agreements, covenants, obligations and conditions required by this Agreement to be so performed or complied with by Seller and/or Russ prior to or at the Closing.

     6.03 Officer's Certificate. Seller and Russ shall have each delivered to Buyer a certificate, dated the Closing Date and executed by one of Russell Berrie, A. Curts Cooke, Paul Cargotch,

Arnold Bloom or Jimmy Hsu, certifying as to the fulfillment of the conditions set forth in Sections 6.01 and 6.02 hereof.

     6.04 Escrow Agreement. Buyer shall have received from each of Seller and Russ a duly executed counterpart of the Escrow Agreement, dated the Closing Date, in the form of Exhibit D attached hereto.

     6.05 Consulting and Transition Services Agreement. Buyer shall have received from Russ a duly executed counterpart of the Consulting and Transition Services Agreement, dated the Closing Date, in the form of Exhibit E attached hereto.

     6.06 Occupancy Agreement. Buyer shall have received from Russ duly executed counterparts of the Occupancy Agreement, dated as of the Closing Date, in the form of Exhibit A to the Consulting and Transition Services Agreement.

     6.07 License Agreement. Buyer shall have received from each of Seller and Russ a duly executed counterpart of the License Agreement, dated the Closing Date, in the form of Exhibit F attached hereto.

     6.08 Guaranty Agreement. Buyer shall have received from Russ a duly executed counterpart of the Guaranty Agreement, dated the Closing Date, in the form of Exhibit G attached hereto.

     6.09 Opinion of Counsel to Seller. Buyer shall have received an opinion of Wilentz, Goldman & Spitzer, P.A., counsel to Seller and Russ, dated the Closing Date, in the form of Exhibit H attached hereto.

     6.10 Documents. The Bill of Sale, Instruments of Assignment and Assumption, Other Instruments and all other documents to be delivered by Seller and/or Russ to Buyer at the Closing shall be in form and substance reasonably satisfactory to Buyer.

     6.11 Consents. Buyer shall have received copies of all consents, approvals, authorizations and orders listed on Schedule 6.11 hereto, all of which shall be in form and substance reasonably satisfactory to Buyer and shall continue to be in full force and effect.

     6.12 No Injunction. There shall not be in effect on the Closing Date any judgment, order, injunction or decree of any court enjoining consummation of the transactions contemplated by this Agreement.

     6.13 No Government Proceeding or Litigation. There shall not be threatened, instituted or pending any suit, action, investigation, inquiry or other proceeding by or before any governmental or other regulatory or administrative agency or commission which in the reasonable judgment of Buyer may have a Material

Adverse Effect.

     6.14 No Material Adverse Change. Seller shall not have suffered any material adverse change in its business, Assets, condition (financial or otherwise), results of operations or earnings since September 30, 1995 (it being understood that seasonal declines in revenues in the ordinary course of business consistent with Seller's past financial performance shall not constitute such a material adverse change for purposes of this Section 6.14).

     6.15 Financing. Buyer shall have obtained financing in an amount sufficient to enable Buyer to pay the Purchase Price and consummate the transactions contemplated by this Agreement; provided, that the financing condition shall not be available to Buyer if the sole reason debt financing was not available was because Buyer/Zebra refused to provide the equity financing or failed to perform any other express condition that is solely within its control required by the financing commitment accepted by Buyer prior to the execution of this Agreement.

VII. CONDITIONS TO OBLIGATIONS OF SELLER

     The obligations of Seller hereunder are subject to the fulfillment, prior to or at the Closing, of each of the following conditions (any or all of which may be waived in whole or in part in writing by Seller):

     7.01 Representations and Warranties. The representations and warranties made by Buyer and/or Zebra in this Agreement, and the statements of Buyer contained in any other agreement, instrument or certificate delivered by Buyer pursuant to this Agreement, shall be true when made and at and as of the Closing Date as though such representations and warranties were made at and as of such date, except as otherwise contemplated (or permitted) by this Agreement, the Schedules hereto or in any other agreement, instrument or certificate delivered by Seller pursuant to this Agreement.

     7.02 Performance. Buyer shall have performed and complied with all agreements, covenants, obligations and conditions required by this Agreement to so be performed or complied with by it prior to or at the Closing.

     7.03 Officer's Certificate. Buyer shall have delivered to Seller a certificate, dated the Closing Date and executed by its President, certifying as to the fulfillment of the conditions set forth in Sections 7.01 and 7.02 hereof.

     7.04 Assumption Agreement. Seller shall have received from Buyer a duly executed counterpart of the Assumption Agreement, dated the Closing Date, in the form of Exhibit B attached hereto.

     7.05 Escrow Agreement. Seller and Russ shall have each received from Buyer a duly executed counterpart of the Escrow Agreement, dated the Closing Date, in the form of Exhibit D attached hereto.

     7.06 Consulting and Transition Services Agreement. Russ shall have received from Buyer a duly executed counterpart of the Consulting and Transition Services Agreement, dated the Closing Date, in the form of Exhibit E attached hereto.

     7.07 Occupancy Agreement. Seller shall have received from Buyer duly executed counterparts of the Occupancy Agreement, dated as of the Closing Date, in the form of Exhibit A to the Consulting and Transition Services Agreement.

     7.08 License Agreement. Seller and Russ shall have each received from Buyer a duly executed counterpart of the License Agreement, dated the Closing Date, in the form of Exhibit F attached hereto.

     7.09 Opinion of Counsel to Buyer. Seller shall have received an opinion of Pryor, Cashman, Sherman & Flynn, counsel to

Buyer, dated the Closing Date, in the form of Exhibit I attached hereto.

     7.10 No Injunction. There shall not be in effect on the Closing Date any judgment, order, injunction or decree of any court enjoining consummation of the transactions contemplated by this Agreement.

     7.11 Documents. All documents to be delivered by Buyer and/or Zebra to Seller and/or Russ at the Closing shall be in form and substance reasonably satisfactory to Seller.

     7.12 Security for Purchase Price Adjustment. If required by Section 1.07(d) hereof, Seller shall have received either a guaranty executed by Zebra in accordance with Section 1.07(d) hereof, or an irrevocable letter of credit in accordance with Section 1.07(d) hereof.

VIII. SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION

     8.01 Survival of Representations. All representations and warranties made by any party in this Agreement shall survive the Closing and any investigation at any time made by or on behalf of any party until April 30, 1998, except for (i) the representations and warranties set forth in Sections
3.14 and 3.24 hereof which shall survive for a period of four (4) years following the

Closing Date and (ii) the representations and warranties set forth in Sections 3.07, 3.08 (except with respect to those representations and warranties set forth in Section 3.08 that overlap with matters covered by Section 3.13 hereof, which shall survive until April 30, 1998), 3.16 and 3.22 hereof which shall survive for the applicable statute of limitations period.

     8.02 Statements as Representations. All statements contained in this Agreement, the Schedules hereto, or any other agreement, instrument or certificate delivered pursuant hereto, shall be deemed representations and warranties for all purposes of this Agreement, including, without limitation, the references to representations and warranties in Sections 6.01 and 7.01 hereof.

     8.03 Agreement of Seller to Indemnify. Seller shall indemnify Buyer and each of its officers, directors, employees, representatives, agents, shareholders, partners and affiliates (and their respective officers, directors, employees, representatives, agents, shareholders, partners and affiliates) and hold each of them harmless from and against any reasonably incurred loss, liability, claim, cost, damage or expense (including, but not limited to, any and all expenses reasonably incurred in investigating, preparing or defending any litigation or proceeding, commenced or threatened, or any claim whatsoever) (collectively, "Losses") suffered or incurred by any such indemnified party to the extent arising from
(i) any breach of any representation or warranty of Seller contained in this Agreement or in any Schedule, certificate, instrument or other document delivered pursuant hereto, (ii) any breach of any covenant or agreement of Seller or Russ contained in this Agreement, (iii) any liabilities (including without limitation, liabilities incurred prior to the Closing Date under that certain License Agreement, dated April 12, 1994, between Seller and National Football League Properties, Inc.), obligations, contracts (written or otherwise), debts, expense or costs of Seller of any kind or nature whatsoever other than the Assumed Liabilities (iv) any federal, state, local, foreign or other Taxes of Seller or with respect to any of the Assets that are due and payable either on or before the Closing Date or with respect to any period or portion thereof ending on or before the Closing Date, (v) any failure by Seller to comply with applicable bulk transfer laws, including without limitation, the bulk transfer provisions of the Uniform Commercial Code of the State of New Jersey, in connection with the transactions contemplated by this Agreement, or
(vi) any of Seller's or Russ's responsibilities, and non-compliance therewith, with respect to applicable United States Customs laws or regulations, including without limitation, Seller's failure to make required payments of Customs duties on or prior to the Closing Date, except those incurred in the ordinary course of business by Seller and which have not yet become due; provided, however, that the amount for which Seller shall be liable to Buyer pursuant to this Section
8.03 or any other provision of this Agreement or any of the Related Documents shall not be more than $20,000,000 on a cumulative basis; provided, further, however, that Seller shall not have any liability under this Section 8.03 unless and until the aggregate of all Losses for which Seller would be liable exceeds $230,000 on a cumulative basis, and then only to the extent of such excess.

     To the extent that the amount for which Seller shall be liable to Buyer pursuant to this Section 8.03 relates to consequential damages, such consequential damages must be reasonable as to amount and reasonably and causally related to the particular breach. In addition, to the extent that such consequential damages are comprised of lost profits, such lost profits shall be calculated based upon a period not exceeding four (4) years; provided that nothing herein shall preclude Seller from asserting in any particular case that consequential damages have not been proven or have only been proven under the circumstances, for a period of less than four (4) years. Payments in respect of the indemnification provided in this Section 8.03 shall be made promptly (and currently) as Losses shall be incurred. Anything to the contrary contained herein notwithstanding, the indemnification provided for in this Section 8.03 with respect to the matters referred to in clause (i) above shall survive the Closing and any investigation at any time made by or on behalf of any party for the periods set forth in Section 8.01 hereof and the indemnification provided for in this Section 8.03 with respect to the matters referred to in clauses
(ii) through (v) above shall survive the Closing and any investigation at any time made by or on behalf of any party for the applicable statute of limitations period, except as otherwise provided in Section 8.01. Subject to the remedies set forth in Section 2.07(d) hereof, the indemnification provided for in this Section 8.03 shall be Buyer's exclusive remedy with respect to Losses suffered or incurred by Buyer as a result of (i) through (v) above. In addition, any losses suffered or incurred by Buyer (whether or not as a result of (i) through (v) above) shall be subject to the $20,000,000 cap on indemnification set forth above.

     8.04 Agreement of Buyer to Indemnify. Buyer shall indemnify Seller and each of its officers, directors, employees, representatives, agents, shareholders, partners and affiliates (and their respective officers, directors, employees, representatives, agents, shareholders, partners and affiliates) and hold each of them harmless from and against any Loss suffered or incurred by any such indemnified party to the extent arising from (i) any breach of any representation or warranty of Buyer contained in this Agreement or in any schedule, certificate, instrument or other documents delivered hereto, (ii) any breach of any covenants or agreement of Buyer contained in this Agreement or in any schedule, certificate, instrument or other documents delivered hereto, (iii) any liabilities, obligations, contracts (written or otherwise), debts, expense or costs of Buyer of any kind or nature whatsoever under the Assumed Liabilities, (iv) any federal, state, local, foreign or other Taxes of Buyer or with respect to any of the Assets that are due and payable following the Closing Date with respect to any period or portion ending following the Closing Date. Payments in respect of the indemnification provided in this Section 8.04 shall be made promptly (and currently) as Losses shall be incurred. Anything to the contrary contained herein notwithstanding, the indemnification provided for in this Section 8.04 with respect to the matters referred to in clause (i) above shall survive the Closing and any investigation at any time made by or on behalf of any party for the periods set forth in Section 8.01 hereof and the indemnification provided for in this Section 8.04 with respect to the matters referred to in clauses (ii), (iii) and (iv) above shall survive the Closing and any investigation at any time made by or on behalf of any party for the applicable statute of limitations period. The indemnification provided in this Section 8.04 shall be Seller's exclusive remedy with respect to Losses suffered or incurred as a result of (i) through (iv) above.

     8.05  Conditions of Indemnification.  Each party indemnified pursuant to
Section 8.03 or 8.04 hereof (an "indemnified party") agrees to give prompt notice to the party required to indemnify such indemnified party (an "indemnifying party") of the assertion of any claim, or the commencement of any suit, action or proceeding, whether brought against such indemnified party or brought by such indemnified party against the indemnifying party (each a "Claim"), in respect of which indemnity may be sought by such indemnified party under Section 8.03 or 8.04 hereof or in respect of which such indemnified party may seek any other remedy against the indemnifying party under this Agreement; provided, however, that the omission so to promptly notify the indemnifying party with respect to a Claim brought against such indemnified party will not relieve the indemnifying party from any liability which it may have to such indemnified party under Section 8.03 or 8.04 hereof unless such failure materially prejudices the indemnifying party with respect to the defense of such Claim.
If any indemnified party shall seek indemnity under Section 8.03 or 8.04 hereof, the indemnifying party, in the case of a Claim brought against such indemnified party, shall be entitled to participate therein and, to the extent that it wishes, to assume and direct the defense and settlement thereof with counsel reasonably satisfactory to such indemnified party and, in the case of a Claim brought by such indemnified party against the indemnifying party, the indemnifying party shall direct the defense and settlement thereof with counsel satisfactory to the indemnifying party. After notice from the indemnifying party to an indemnified party of its election to assume and direct the defense and settlement of a Claim brought against such indemnified party, the indemnifying party shall not be liable to such indemnified party (or any of its affiliates) under Section 8.03 or 8.04 hereof for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation undertaken at the request of the indemnifying party; except that such indemnified party shall have the right to employ counsel to represent such party if, in the reasonable judgment of such party, it is advisable for such party to be represented by separate counsel, and in that event the fees and expenses of such separate counsel shall be paid by such indemnified party. Notwithstanding the foregoing provisions of this
Section 8.05, the indemnifying party shall not, without the prior written consent of an indemnified party (which consent shall not be unreasonably withheld or delayed), effect any settlement of any pending or threatened proceeding in respect of which such indemnified party is, or with reasonable foreseeability, could have been a party and indemnity could have been sought hereunder by such indemnified party for a Claim brought against such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability arising out of such proceeding (provided that, whether or not such a release is required to be obtained, the indemnifying party shall remain liable to such indemnified party in accordance with Section 8.03 or 8.04 hereof, as applicable, in the event that a Claim is subsequently brought against such indemnified party).

     8.06 Remedies Cumulative. Except as otherwise provided herein, the remedies provided herein shall be cumulative and shall not preclude the assertion by any party hereto of any other rights or the seeking of any other remedies against the other party hereto.

     8.07 Tax Benefits; Insurance. In calculating the amount of any Losses for which an indemnified party is entitled to indemnification under this
Article VIII, any Tax Benefit (as hereinafter defined) received by such indemnified party shall be applied against the amount of the Loss to reduce the amount payable by the indemnifying party. "Tax Benefit" shall mean any tax savings to the indemnified party (computed at the combined Federal, state and local tax rate applied to the indemnified party in the immediately preceding taxable year) resulting from any net increase in deductions, losses or credits or any net decrease in income, gains or recapture of credits attributable to inclusion of the claims or related indemnification payment, as the case may be, in any tax return of the indemnified party plus any interest attributable to such inclusion. In addition, in calculating the amount of any Losses for which an indemnified party is entitled to indemnification under this Article VIII, the amount of any insurance proceeds received by the indemnified party relating to or in connection with such Loss shall reduce the amount of any claim.

IX. TERMINATION; AMENDMENT AND WAIVER

     9.01 Termination of Agreement. This Agreement may be terminated at any time prior to the Closing:

          (a)  By mutual written agreement of Buyer and Seller; or

          (b) By Buyer or Seller if the Closing shall not have occurred on or before the later of (i) January 16, 1996 and (ii) five (5) business days after delivery of the Audited Statements by Seller's Accountants to Buyer or Zebra.

     9.02 Effect of Termination. In the event of termination of this Agreement as provided above, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto (or any of their respective officers or directors), except (i) based upon obligations set forth in Sections 2.08(c), 5.08(b), 10.01 and 10.02 hereof, (ii) to the extent that failure to satisfy the conditions of Article VI or Article VII, as the case may be, results from the negligent, intentional or willful breach, violation or non-compliance by any party hereto of any covenant, agreement, obligation, representation or warranty contained in this Agreement or any other agreement referred to herein and (iii) to the extent that such termination results from Buyer's failure to satisfy the financing condition set forth in Section 6.15 hereof or Buyer's failure to close if legally required hereunder, in which case Buyer and/or Zebra shall be responsible for one-half of the costs and expenses for the services of Seller's Accountant (up to a maximum of $85,000) incurred in connection with the preparation of the audited financial statements to be delivered to Buyer pursuant to this Agreement. Nothing herein shall preclude Seller and/or Russ from recovering the full cost of such services and any other damages reasonably incurred in the event of a breach by Buyer and/or Zebra of their obligations hereunder. In the event that this Agreement is terminated by Buyer as a result of Buyer's failure to satisfy the financing condition set forth in Section 6.15 hereof, Buyer shall deliver to Seller and Russ a true and complete copy of the commitment letter previously received by Buyer from its potential source of debt financing for the transactions contemplated by this Agreement. Zebra hereby guarantees the full and timely performance of all of Buyer's payment obligations under this Section 9.02.

     9.03 Amendment, Extension and Waiver. Buyer and Seller may amend this Agreement at any time by an instrument in writing signed on behalf of such parties. Any agreement on the part of a party hereto to any waiver of compliance with any of the agreements or conditions contained herein shall be valid only if set forth in an instrument in writing signed on behalf of such party.

X.  MISCELLANEOUS

     10.01 No Finders. Buyer, Zebra, Seller and Russ each represent and warrant that there are no claims for brokerage commissions or finder's fees in connection with the transaction contemplated by this Agreement except for a fee to Geneva Capital Markets, Inc., which shall be paid by Seller. Buyer and Zebra, on the one hand, and Seller and Russ, on the other hand, will pay or discharge, and will indemnify and hold the others harmless from and against any and all claims or liabilities for brokerage commissions or finder's fees incurred by reason of a breach of this representation.

     10.02 Expenses; Taxes. Buyer and Seller will each pay the fees and expenses incurred by it in connection with this Agreement; provided, however, that Buyer (a) shall pay to Seller at Closing an amount equal to one-half (1/2) of the costs and expenses for the services of Seller's Accountants (up to a maximum of $85,000) incurred in connection with the preparation of the audited financial statements to be delivered to Buyer pursuant to this Agreement, and (b) shall reimburse Seller for the reasonable renovation costs incurred by Seller and/or Russ with respect to the proposed Taiwan office of Buyer, provided that such renovation costs were approved by Buyer prior to being incurred by Seller and/or Russ, and for any amounts paid by Seller and/or Russ with respect to such Taiwan office, provided that such payments were specifically required by the terms of the lease of such Taiwan office, including but not limited to rental payments and security deposits. All sales and transfer taxes and fees incurred in connection with this Agreement and the transactions contemplated hereby shall be borne equally by Seller and Buyer and Seller shall file all necessary documentation with respect to such taxes.

     10.03 Further Assurances. From time to time, at the request of any party hereto and without further consideration, the other party or parties will execute and deliver to such requesting party such documents and take such other action as such requesting party may reasonably request in order to consummate more effectively the transactions contemplated hereby, including without limitation, vesting in Buyer good, valid and marketable title to the Assets being transferred hereunder.

     10.04 Parties in Interest. This Agreement will be binding upon, inure to the benefit of, and be enforceable by the respective successors and assigns of the parties hereto. This Agreement may not be assigned by Buyer, other than to a subsidiary or corporate affiliate of the Buyer who is a successor to the business of Buyer or in connection with the sale of all or substantially all of the stock or operating assets of Buyer (subject to the prior written consent of Seller and Russ which consent shall not be unreasonably withheld or delayed), other than to a subsidiary or corporate affiliate of Buyer, or assigned by Seller, other than to Russ or a corporate affiliate of Russ, without the prior written consent of the other party, except that no such consent shall be required for an assignment of Buyer's rights under this Agreement as security for its acquisition financing. Any assignment by Buyer or Seller of this Agreement or any of the Related Documents shall not affect any guarantees by Zebra under this Agreement.

     10.05 Entire Agreement. This Agreement and the Schedules and Exhibits hereto and the other agreements, instruments and writings referred to herein or delivered pursuant hereto contain the entire understanding of the parties with respect to its subject matter. This Agreement supersedes all prior agreements and understandings, including without limitation, the Letter of Intent, between the parties with respect to its subject matter.

     10.06 Headings. The Article and Section headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

     10.07 Notices. All notices, claims, certificates, requests, demands and other communications hereunder will be in writing and will be deemed to have been duly given if delivered personally or mailed (registered or certified mail, postage prepaid, return receipt requested) or via facsimile or overnight courier delivery as follows:

          (a)  If to Seller or Russ:

                    Russ Berrie and Company, Inc.
                    111 Bauer Drive
                    Oakland, New Jersey 07436
                    Attention:  President


               With a copy to:

                    Russ Berrie and Company, Inc.
                    111 Bauer Drive
                    Oakland, New Jersey 07436
                    Attention:  General Counsel

               And a copy to:

                    Wilentz, Goldman & Spitzer, P.A.
                    90 Woodbridge Center Drive, Suite 900
                    Box 10
                    Woodbridge, New Jersey 07095-0958
                    Attention:  Sidney D. Weiss, Esq.


          (b)  If to Buyer or Zebra:

                    PF Acquisition Corp.
                    c/o Zebra Capital Corporation
                    730 Fifth Avenue
                    New York, New York 10019
                    Attention:  Mr. Joel L. Kier


               With a copy to:

                    Pryor, Cashman, Sherman & Flynn
                    410 Park Avenue
                    New York, New York  10022
                    Attention:  Blake Hornick, Esq.


or to such other address as the person to whom notice is to be given may have previously furnished to the other in writing in the manner set forth above.

     10.08 Governing Law. This Agreement will be governed by, and construed and enforced in accordance with, the laws of the State of New Jersey, without regard to conflicts of law principles thereof.

     10.09 Counterparts. This Agreement may be executed simultaneously in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

     10.10 Bulk Transfer Laws. Based on the right of indemnification set forth in Section 8.03 hereof, Buyer hereby waives compliance by Seller with any applicable bulk transfer laws, including without limitation, the bulk transfer provisions of the Uniform Commercial Code of the State of New Jersey, with respect to the transactions contemplated hereby.

     10.11 Consent to Jurisdiction. Any legal action, suit or proceeding arising out of or relating to this Agreement or any of the Related Documents or the consummation of the transactions contemplated hereby or thereby may be instituted, at the option of the party instituting such suit, in any federal court of the Southern District of New York or any state court located in New York County, State of New York, or in any federal or state court located in Newark, New Jersey, and each party agrees not to assert, by way of motion, as a defense or otherwise, in any such action, suit or proceeding, any claim that it is not subject personally to the jurisdiction of at least one of such courts, that the action, suit or proceeding if brought in any of such courts, would be in an inconvenient forum, that the venue of the action, suit or proceeding, if brought in any of such courts, is improper or that this Agreement or any of the Related Documents or the subject matter hereof or thereof may not be enforced in or by at least one of such courts on jurisdictional grounds.

     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of Buyer, Zebra Seller and Russ as of the date first above written.

                              PF ACQUISITION CORP.



                              By:
                                 -------------------------------
                                 Name:
                                 Title:



                              ZEBRA CAPITAL CORPORATION,
                              but solely for purposes of Sections 1.02, 1.07,
                              2.04 and 2.08, Article IV, Sections 5.08 and 9.02 and Article X hereof and as guarantor of Buyer's obligation to close under this Agreement



                              By:
                                 -------------------------------
                                 Name:
                                 Title:



                              PAPEL/FREELANCE, INC.



                              By:
                                 -------------------------------
                                 Name:
                                 Title:

                              RUSS BERRIE AND COMPANY, INC., but solely for purposes of Sections 1.05, 2.02, 2.03, 2.04, 2.07, and 5.05 and Article X hereof



                              By:
                                 -------------------------------
                                 Name:
                                 Title: